Exhibit 99.14

Unofficial translation from the French and Dutch originals

Anheuser-Busch InBev

Société anonyme / Naamloze vennootschap

Grand’ Place / Grote Markt 1, 1000 Brussels, Belgium

Register of legal entities: 0417.497.106 (Brussels)

Convening notice to attend the extraordinary shareholders’ meeting to be held on 28 September 2016

The Board of Directors of Anheuser-Busch InBev SA/NV (“AB InBev” or the “Company”) invites shareholders to attend an extraordinary shareholders’ meeting (the “Meeting”) to be held on Wednesday 28 September 2016 at 9.00 am (CET) at Diamant Center Brussels, Boulevard A. Reyers 80, 1030 Brussels in connection with the proposed business combination between SABMiller plc. and the Company (the “Transaction”).

It is contemplated that the Transaction will be implemented by way of a three stage inter-conditional process involving (i) a UK law court-sanctioned scheme of arrangement under Part 26 of the UK Companies Act 2006 (the “UK Scheme”), (ii) a Belgian law voluntary cash takeover offer pursuant to the Belgian Law of 1 April 2007 and the Belgian Royal Decree of 27 April 2007 on public takeover bids (the “Belgian Offer”), and (iii) the merger of AB InBev into Newbelco SA/NV (“Newbelco”) through a merger by absorption under the Belgian Companies Code pursuant to which Newbelco will be the surviving entity (the “Belgian Merger”).

The Meeting will discuss and vote on the following agenda:

A.	Transaction and Belgian Offer

1.	Approval of the Transaction and the acquisition by the Company of Newbelco shares in the context of the Belgian Offer

Proposed resolution: approve, in accordance with article 23 of the articles of association of the Company, the Transaction, including the acquisition by AB InBev of the shares of Newbelco at a price of £0.45 each under the Belgian Offer, for a value exceeding one third of the consolidated assets of AB InBev.

B.	Belgian Merger

2.	Acknowledgement by the shareholders of the following documents, of which they can obtain a copy free of charge:

•	the common draft terms of merger drawn up by the boards of directors of the merging companies in accordance with article 693 of the Belgian Companies Code (the “Merger Terms”);

•	the report prepared by the board of directors of the Company in accordance with article 694 of the Belgian Companies Code;

•	the report prepared by the statutory auditor of the Company in accordance with article 695 of the Belgian Companies Code.

3.

Communication regarding significant changes in the assets and liabilities of the merging companies between the date of the Merger Terms and the date of the shareholders’ meeting, in accordance with article 696 of the Belgian Companies Code

4.

Merger by absorption by Newbelco of all assets, without any exception or reserve, of AB InBev (the “Belgian Merger”), in accordance with the Merger Terms, effective upon passing of the notarial deed acknowledging completion of the Belgian Merger (the “Final Notarial Deed”)

Proposed resolution: approve (i) the Merger Terms, (ii) the Belgian Merger, subject to the conditions set out in the Merger Terms and effective upon passing of the Final Notarial Deed, and (iii) the dissolution without liquidation of AB InBev upon completion of the Belgian Merger.

5.	Delistings as a result of the Belgian Merger

Proposed resolution: approve, in accordance with article 23 of the articles of association of the Company, (i) the delisting of the securities of the Company from Euronext Brussels, (ii) the delisting of the securities of the Company from the Johannesburg Stock Exchange, and (iii) the cancellation of the registration of the securities of the Company with the National Securities Registry (RNV) maintained by the Mexican Securities and Banking Commission (Comisión Nacional Bancaria y de Valores or CNBV) and the delisting of such securities from the Bolsa Mexicana de Valores, S.A.B. de C.V. (BMV), all such delistings and cancellation of registration subject to and with effect as of completion of the Belgian Merger.

C.	Powers

6.	Delegation of powers

Proposed resolution: approve the delegation of powers to:

(i)

any director of the Company from time to time, Sabine Chalmers, Lucas Lira, Benoît Loore, Ann Randon, Patricia Frizo, Gert Boulangé, Jan Vandermeersch, Philip Goris and Romanie Dendooven (each an “Authorised Person”), each acting together with another Authorised Person, to acknowledge by notarial deed the completion of the Belgian Merger after completion of the conditions precedent set out in the Merger Terms;

(ii)	the board of directors for the implementation of the resolutions passed; and

(iii)

Benoît Loore, Ann Randon, Patricia Frizo, Gert Boulangé, Jan Vandermeersch, Philip Goris, Romanie Dendooven, Philip Van Nevel and Els De Troyer, each acting alone and with power to sub-delegate, the power to proceed to all formalities at a business desk in order to perform the inscription and/or the modification of the Company’s data in the Crossroad Bank of Legal Entities and, if necessary, at the Administration for the Value Added Tax.

The proposed resolutions set out in items 1 and 5 can be validly adopted irrespective of the capital represented by the shareholders attending the meeting in person or by proxy, subject to the approval by at least 75% of the shares attending or represented.

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The proposed resolution set out in item 4 can be validly adopted if the shareholders attending the meeting, in person or by proxy, represent at least half of the capital, subject to the approval by at least 75% of the votes cast.

The proposed resolution set out in item 6 can be validly adopted irrespective of the capital represented by the shareholders attending the meeting in person or by proxy, subject to the approval by at least the majority of the votes cast.

The directors of the Company consider the Belgian Offer and the Belgian Merger to be in the best interests of the Company and its shareholders as a whole and unanimously and unconditionally recommend that the shareholders of the Company vote in favour of the resolutions set out above.

*

Persons attending the Meeting are invited to arrive 45 minutes before the time set for the Meeting in order to complete the registration formalities.

QUESTIONS CONCERNING ITEMS ON THE AGENDA

A time for questions is provided during the Meeting. Additionally, shareholders may submit written questions to the Company prior to the Meeting in relation to items on the agenda. Such questions should be addressed to the Company by letter or e-mail by 22 September 2016, 5.00 pm (CET) at the latest. A communication by email will only be valid if signed by means of an electronic signature in accordance with the applicable Belgian legislation.

Questions validly addressed to the Company will be raised during the question time. Questions of a shareholder will only be considered if the latter has complied with all admission formalities to attend the Meeting.

AMENDMENT TO THE AGENDA

One or more shareholders holding together at least 3% of the share capital of the Company may add new items to the agenda of the Meeting or new proposed resolutions concerning items put or to be put on the agenda.

Such request will only be valid if, at the date the Company receives it, it is accompanied by a document establishing the above-mentioned shareholding. For registered shares, this document must be a certificate establishing that the corresponding shares are registered in the register of registered shares of the Company. For dematerialized shares, this document must be a certificate established by an authorised account holder or a clearing organisation, certifying the registration of the shares in one or more accounts held by such account holder or clearing organisation.

The Company must receive the text of the new items or new proposed resolutions to be put on the agenda on a signed original paper document by 6 September 2016, 5.00 pm (CET) at the latest. The text can also be communicated to the Company within the same period by electronic means, provided that the communication is signed by means of an electronic signature in accordance with the applicable Belgian legislation. The Company will acknowledge receipt of the communication made by letter or electronic means to the address as indicated by the shareholder, within 48 hours following such receipt.

The Company will publish a revised agenda by 13 September 2016 at the latest if it has validly received within the above-mentioned period one or more requests to add new items or new proposed resolutions to the agenda. In this case the Company will also provide to the shareholders new proxy forms and forms to vote by correspondence including the new items or proposed resolutions. Proxies received before the completed agenda has been issued will remain valid for the items covered.

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The Meeting will only examine new items or proposed resolutions to be put on the agenda upon the request of one or more shareholders if the latter have complied with all admission formalities to attend the Meeting.

FORMALITIES FOR ADMISSION

In accordance with Article 25 of the articles of association of the Company, the right of a shareholder to vote at the Meeting in person, by proxy or prior to the Meeting by correspondence is subject to the compliance with the two formalities described hereunder:

(a)	the registration of the ownership of the shares in the name of the shareholder by 14 September 2016, 12.00 midnight (CET) (the “Registration Date”), in the following way:

-	for registered shares, by the registration of these shares in the name of the shareholder in the register of registered shares of the Company; or

-

for dematerialized shares, by the registration of these shares in the name of the shareholder in the accounts of an authorised account holder or clearing organisation. Owners of dematerialized shares should request their financial institution - authorised account holder or clearing organisation - to issue a certificate stating the number of dematerialized shares registered in the name of the shareholder in its books on the Registration Date and to send it directly to Euroclear Belgium, attn. Issuer Services, 1 Boulevard du Roi Albert II, 1210 Brussels (Belgium) (e-mail : ebe.issuer@euroclear.com / fax: +32 2 337 54 46) by 22 September 2016, 5.00 pm (CET) at the latest;

(b)

the notification in writing by the shareholder, by 22 September 2016, 5.00 pm (CET) at the latest of his/her intention to participate in the Meeting and the number of shares for which he/she wants to participate:

1. owners of dematerialized shares should send such notification directly to Euroclear Belgium, attn. Issuer Services, 1 Boulevard du Roi Albert II, 1210 Brussels (Belgium) (e-mail: ebe.issuer@euroclear.com / fax: +32 2 337 54 46);

2. owners of registered shares should send such notification to Mr. Benoît Loore, Anheuser-Busch InBev SA/NV, Brouwerijplein 1, 3000 Leuven, Belgium (e-mail: benoit.loore@ab-inbev.com).

Only persons who are shareholders of the Company on the Registration Date are entitled to participate in and vote at the Meeting.

Specific note for the owners of bearer shares who have not converted their bearer shares into registered or dematerialised shares by 31 December 2013

The owners of bearer shares were required to convert their bearer shares into registered or dematerialised shares by 31 December 2013, in accordance with the Belgian Law of 14 December 2005 on the abolition of bearer securities. On 1 January 2014, the bearer shares that had not been converted by their owner into registered or dematerialised shares have been automatically converted into dematerialised shares and registered by the Company in a securities account in the Company’s name (the “Converted Shares”). In accordance with the Law of 14 December 2005, the Converted Shares have been sold on Euronext Brussels on 02 November 2015 and proceeds of the sale have been transferred to the Caisse des Dépôts et Consignations/Deposito en Consignatiekas. The exercise of voting rights attached to the Converted Shares is no longer possible.

Specific note for shareholders whose shares are held in South Africa through Central Securities Depository Participants (CSDP) and brokers and are traded on the securities exchange operated by JSE Limited

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Record Date

The record date for the purpose of determining which shareholders are entitled to receive the convening notice of the Meeting is Friday, 26 August 2016. The record date for the purpose of determining which shareholders are entitled to participate in and vote at the Meeting is Wednesday, 14 September 2016 (“the voting record date”). Therefore, the last day to trade in the Company’s shares on the JSE in order to be recorded as a shareholder by the voting record date is Friday, 9 September 2016.

Voting at the Meeting

Your broker or CSDP should contact you to ascertain how you wish to cast your vote at the Meeting and should thereafter cast your vote in accordance with your instructions. If you have not been contacted by your broker or CSDP, it is advisable for you to contact your broker or CSDP and furnish it with your voting instructions.

If your broker or CSDP does not obtain voting instructions from you, it will be obliged to vote in accordance with the instructions contained in the custody agreement concluded between you and your broker or CSDP. You must not complete the form of proxy communicated by the Company.

Attendance and representation at the Meeting

In accordance with the mandate between you and your broker or CSDP, you must advise your broker or CSDP if you wish to attend the Meeting and if so, your broker or CSDP will issue the necessary letter of representation to you to attend and vote at the Meeting.

VOTE BY CORRESPONDENCE

Any shareholder may vote by correspondence prior to the Meeting, in accordance with Article 26bis of the articles of association of the Company.

Such vote must be submitted on the paper form prepared by the Company. The paper form to vote by correspondence can be obtained from Mr. Benoît Loore, Anheuser-Busch InBev SA/NV, Brouwerijplein 1, 3000 Leuven, Belgium (e-mail: benoit.loore@ab-inbev.com) and is also available at the Company’s website (www.ab-inbev.com).

At the latest on 22 September 2016, 5.00 pm (CET), the signed form must either reach Euroclear Belgium, attn. Issuer Services, 1 Boulevard du Roi Albert II, 1210 Brussels, Belgium (e-mail: ebe.issuer@euroclear.com / fax: +32 2 337 54 46) or Mr. Benoît Loore, Anheuser-Busch InBev SA/NV, Brouwerijplein 1, 3000 Leuven, Belgium (e-mail: benoit.loore@ab-inbev.com).

DESIGNATION OF PROXYHOLDERS

Any shareholder may be represented at the Meeting by a proxyholder. A shareholder may designate only one person as proxyholder, except in circumstances where Belgian law allows the designation of multiple proxyholders.

The proxyholder must be designated using the paper form prepared by the Company. The proxy form can be obtained from Mr. Benoît Loore, Anheuser-Busch InBev SA/NV, Brouwerijplein 1, 3000 Leuven, Belgium (e-mail: benoit.loore@ab-inbev.com) and is also available at the Company’s website (www.ab-inbev.com).

At the latest on 22 September 2016, 5.00 pm (CET), the signed proxy form must either reach Euroclear Belgium, attn. Issuer Services, 1 Boulevard du Roi Albert II, 1210 Brussels (Belgium) (e-mail: ebe.issuer@euroclear.com / fax: +32 2 337 54 46) or Mr. Benoît Loore, Anheuser-Busch InBev SA/NV, Brouwerijplein 1, 3000 Leuven, Belgium (e-mail: benoit.loore@ab-inbev.com).

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Any appointment of a proxyholder must comply with the applicable Belgian legislation, notably in terms of conflicting interests and record keeping.

IDENTIFICATION AND REPRESENTATION POWERS

The natural persons who intend to attend the Meeting in their capacity of owners of securities, proxyholders or representatives of a legal entity must be able to provide evidence of their identity in order to be granted access to the Meeting. The representatives of legal entities must hand over the documents establishing their capacity as corporate representative or attorney-in-fact. These documents will be verified immediately before the start of the Meeting.

RIGHTS OF HOLDERS OF BONDS, SUBSCRIPTION RIGHTS OR CERTIFICATES

In accordance with Article 537 of the Belgian Companies Code, the holders of bonds, subscription rights or certificates issued with the cooperation of the Company, may attend the Meeting in an advisory capacity. In order to do so, they must comply with the same formalities for admission mentioned above as apply to the owners of shares.

AVAILABILITY OF DOCUMENTS

The Merger Terms, the report prepared by the board of directors of the Company in accordance with article 694 of the Belgian Companies Code, the report prepared by the statutory auditor of the Company in accordance with article 695 of the Belgian Companies Code and the other documents which the law requires to be made available to the shareholders together with the present convening notice, including the form to vote by correspondence and the proxy form are available at the Company’s website (www.ab-inbev.com).

The shareholders, bondholders, holders of subscription rights or certificates issued with the cooperation of the Company may also inspect all documents which the law requires to make available to them on business days and during normal office hours, at the administrative seat of Anheuser-Busch InBev SA/NV, Brouwerijplein 1, 3000 Leuven, Belgium.

COMMUNICATIONS TO THE COMPANY AND HELPLINE

Prior written questions concerning items on the agenda and requests to amend the agenda of the Meeting must be exclusively addressed to Mr Benoît Loore, Anheuser-Busch InBev SA/NV, Brouwerijplein 1, 3000 Leuven, Belgium (tel: + 32 (0)16 27 68 70 / e-mail: benoit.loore@ab-inbev.com) in accordance with the modalities specified in the present convening notice.

Holders of securities issued by the Company can also address any questions concerning the Meeting or the present convening notice to Mr Benoît Loore.

In addition, the Company has set up a helpline for retail investors for any queries on the Meeting. To reach the helpline, please dial the European Toll Free number 00800 3814 3814 or the Toll number +44 (0)117 3785 209. The helpline is open between 9 am and 5 pm CET Monday to Friday (excluding bank holidays).

The Board of Directors

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  Annex 2

CONFIRMATION OF PARTICIPATION Extraordinary shareholders’ meeting of Anheuser-Busch InBev SA/NV (the “Company”) of September 28, 2016 (9.00 am CET)

This signed form must be returned by Thursday September 22, 2016 5.00 pm CET at the latest by ordinary mail or electronic mail, to:

For registered shares:

Anheuser-Busch InBev SA/NV

Mr. Benoit Loore

Brouwerijplein 1

3000 Leuven (Belgium)

(benoit.loore@ab-inbev.com)

For dematerialized shares:

Euroclear Belgium, attn. Issuer Services

1 Boulevard du Roi Albert II

1210 Brussels (Belgium)

(ebe.issuer@euroclear.com / fax : +32 2 337 54 46)

The undersigned (name and first name / name of the company)

Domicile / Registered office

Owner of		registered shares (*) dematerialized shares (*)	of Anheuser-Busch InBev SA/NV

quantity

(*)	Cross out what is not applicable

Confirms his intention to participate in the extraordinary shareholders’ meeting of the Company that will be held in Brussels on Wednesday September 28, 2016 (9.00 am) with all above-mentioned shares.

Done at …………………………....…………, on ............................

Signature(s): .................................................. (**)

(**) Legal	entities must specify the name, first name and title of the natural person(s) who sign on their behalf.

Annex 3

VOTE BY MAIL Extraordinary shareholders’ meeting of Anheuser-Busch InBev SA/NV (the “Company”) of September 28, 2016 (9.00 am CET)

This signed form must be returned by Thursday September, 22, 2016 at 5.00 pm (CET) at the latest by ordinary mail or electronic mail, to:

For registered shares:

Anheuser-Busch InBev SA/NV

Mr. Benoit Loore

Brouwerijplein 1

3000 Leuven (Belgium)

(benoit.loore@ab-inbev.com)

For dematerialized shares:

Euroclear Belgium, attn. Issuer Services

1 Boulevard du Roi Albert II

1210 Brussels (Belgium)

(ebe.issuer@euroclear.com / fax : +32 2 337 54 46)

The undersigned (name and first name / name of the company) Domicile / Registered office

Owner of		dematerialized shares (*) registered shares (*)	of Anheuser-Busch InBev SA/NV

quantity

(*) Cross out what is not applicable

votes by mail in the following way with respect to the extraordinary shareholders’ meeting of the Company that will be held on Wednesday September 28, 2016 in Brussels (9.00 am) (the “Meeting”) with all above-mentioned shares.

The vote of the undersigned on the proposed resolutions is as follows: (**)

(**) Please tick the boxes of your choice.

A.	Transaction and Belgian Offer

1.	Approval of the Transaction and the acquisition by the Company of Newbelco shares in the context of the Belgian Offer

Proposed resolution: approve, in accordance with article 23 of the articles of association of the Company, the Transaction, including the acquisition by AB InBev of the shares of Newbelco at a price of £0.45 each under the Belgian Offer, for a value exceeding one third of the consolidated assets of AB InBev.

FOR	AGAINST	ABSTAIN

B.	Belgian Merger

2.	Acknowledgement by the shareholders of the following documents, of which they can obtain a copy free of charge:

•	the common draft terms of merger drawn up by the boards of directors of the merging companies in accordance with article 693 of the Belgian Companies Code (the “Merger Terms”);

•	the report prepared by the board of directors of the Company in accordance with article 694 of the Belgian Companies Code;

•	the report prepared by the statutory auditor of the Company in accordance with article 695 of the Belgian Companies Code.

3.

Communication regarding significant changes in the assets and liabilities of the merging companies between the date of the Merger Terms and the date of the shareholders’ meeting, in accordance with article 696 of the Belgian Companies Code

4.

Merger by absorption by Newbelco of all assets, without any exception or reserve, of AB InBev (the “Belgian Merger”), in accordance with the Merger Terms, effective upon passing of the notarial deed acknowledging completion of the Belgian Merger (the “Final Notarial Deed”)

Proposed resolution: approve (i) the Merger Terms, (ii) the Belgian Merger, subject to the conditions set out in the Merger Terms and effective upon passing of the Final Notarial Deed, and (iii) the dissolution without liquidation of AB InBev upon completion of the Belgian Merger.

FOR	AGAINST	ABSTAIN

2

5.	Delistings as a result of the Belgian Merger.

Proposed resolution: approve, in accordance with article 23 of the articles of association of the Company, (i) the delisting of the securities of the Company from Euronext Brussels, (ii) the delisting of the securities of the Company from the Johannesburg Stock Exchange, and (iii) the cancellation of the registration of the securities of the Company with the National Securities Registry (RNV) maintained by the Mexican Securities and Banking Commission (Comisión Nacional Bancaria y de Valores or CNBV) and the delisting of such securities from the Bolsa Mexicana de Valores, S.A.B. de C.V. (BMV), all such delistings and cancellation of registration subject to and with effect as of completion of the Belgian Merger.

FOR	AGAINST	ABSTAIN

C.	Powers

6.	Delegation of powers.

Proposed resolution: approve the delegation of powers to:

(i)

any director of the Company from time to time, Sabine Chalmers, Lucas Lira, Benoît Loore, Ann Randon, Patricia Frizo, Gert Boulangé, Jan Vandermeersch, Philip Goris and Romanie Dendooven (each an “Authorised Person”), each acting together with another Authorised Person, to acknowledge by notarial deed the completion of the Belgian Merger after completion of the conditions precedent set out in the Merger Terms;

(ii)	the board of directors for the implementation of the resolutions passed; and

(iii)

Benoît Loore, Ann Randon, Patricia Frizo, Gert Boulangé, Jan Vandermeersch, Philip Goris, Romanie Dendooven, Philip Van Nevel and Els De Troyer, each acting alone and with power to sub-delegate, the power to proceed to all formalities at a business desk in order to perform the inscription and/or the modification of the Company’s data in the Crossroad Bank of Legal Entities and, if necessary, at the Administration for the Value Added Tax.

FOR	AGAINST	ABSTAIN

The proposed resolutions set out in items 1 and 5 can be validly adopted irrespective of the capital represented by the shareholders attending the meeting in person or by proxy, subject to the approval by at least 75% of the shares attending or represented.

The proposed resolution set out in item 4 can be validly adopted if the shareholders attending the meeting, in person or by proxy, represent at least half of the capital, subject to the approval by at least 75% of the votes cast.

The proposed resolution set out in item 6 can be validly adopted irrespective of the capital represented by the shareholders attending the meeting in person or by proxy, subject to the approval by at least the majority of the votes cast.

*          *           *

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This present form will be considered to be null and void in its entirety if the shareholder has not indicated above his choice concerning one or more of the items on the agenda of the Meeting.

The shareholder who has cast his vote by validly returning the present form to the Company, p/o Euroclear Belgium, cannot vote in person or by proxy at the Meeting for the number of votes already cast.

If the Company publishes at the latest on 13 September 2016 a revised agenda for the Meeting to include new items or proposed resolutions upon the request of one or more shareholders in execution of Article 533ter of the Companies Code, the present form will remain valid for the items on the agenda it covers, provided it has validly reached the Company, p/o Euroclear Belgium, prior to the publication of such revised agenda. Notwithstanding the above, the vote cast in the present form on an item on the agenda will be null and void if the agenda has been amended concerning this item to include a new proposed resolution in application of Article 533ter of the Companies Code.

Done at	,	on	2016

Signature(s) :	(***)

(***) Legal entities must specify the name, first name and title of the natural person(s) who sign on their behalf.

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Annex 4

PROXY Extraordinary shareholders’ meeting of Anheuser-Busch InBev SA/NV (the “Company”) of September 28, 2016 (9.00 am CET)

This proxy must be returned by Thursday September 22, 2016 5.00 pm (CET) at the latest by ordinary mail or electronic mail, to:

For registered shares:

Anheuser-Busch InBev SA/NV

Mr. Benoit Loore

Brouwerijplein 1

3000 Leuven (Belgium)

(benoit.loore@ab-inbev.com)

For dematerialized shares:

Euroclear Belgium, attn. Issuer Services

1 Boulevard du Roi Albert II

1210 Brussels (Belgium)

(ebe.issuer@euroclear.com / fax : +32 2 337 54 46)

The undersigned (name and first name / name of the company) (the “Principal”)

Domicile / Registered office

Owner of		dematerialized shares (*) registered shares (*)	of Anheuser-Busch InBev SA/NV
quantity

hereby appoints as proxyholder the following person (the “Proxyholder”):

Name and first name:

Domicile:

in order to represent him/her at the extraordinary shareholders’ meeting of the Company that will be held on Wednesday September 28, 2016 (9.00 am) in Brussels (the Meeting) and to vote as follows on each of the proposed resolutions on behalf of the Principal: (**)

(*) Cross out what is not applicable.

(**) Please tick the boxes of your choice.

A.	Transaction and Belgian Offer

1.	Approval of the Transaction and the acquisition by the Company of Newbelco shares in the context of the Belgian Offer.

Proposed resolution: approve, in accordance with article 23 of the articles of association of the Company, the Transaction, including the acquisition by AB InBev of the shares of Newbelco at a price of £0.45 each under the Belgian Offer, for a value exceeding one third of the consolidated assets of AB InBev.

FOR	AGAINST	ABSTAIN

B.	Belgian Merger

2.	Acknowledgement by the shareholders of the following documents, of which they can obtain a copy free of charge:

•	the common draft terms of merger drawn up by the boards of directors of the merging companies in accordance with article 693 of the Belgian Companies Code (the “Merger Terms”);
•	the report prepared by the board of directors of the Company in accordance with article 694 of the Belgian Companies Code;
•	the report prepared by the statutory auditor of the Company in accordance with article 695 of the Belgian Companies Code.

3.

Communication regarding significant changes in the assets and liabilities of the merging companies between the date of the Merger Terms and the date of the shareholders’ meeting, in accordance with article 696 of the Belgian Companies Code

4.

Merger by absorption by Newbelco of all assets, without any exception or reserve, of AB InBev (the “Belgian Merger”), in accordance with the Merger Terms, effective upon passing of the notarial deed acknowledging completion of the Belgian Merger (the “Final Notarial Deed”)

Proposed resolution: approve (i) the Merger Terms, (ii) the Belgian Merger, subject to the conditions set out in the Merger Terms and effective upon passing of the Final Notarial Deed, and (iii) the dissolution without liquidation of AB InBev upon completion of the Belgian Merger.

FOR	AGAINST	ABSTAIN

5.	Delistings as a result of the Belgian Merger.

Proposed resolution: approve, in accordance with article 23 of the articles of association of the Company, (i) the delisting of the securities of the Company from Euronext Brussels, (ii) the delisting of the securities of the Company from the Johannesburg Stock Exchange, and (iii) the cancellation of the registration of the securities of the Company with the National Securities Registry (RNV) maintained by the Mexican Securities and Banking Commission (Comisión Nacional Bancaria y de Valores or CNBV) and the delisting of such securities from the Bolsa Mexicana de Valores, S.A.B. de C.V. (BMV), all such delistings and cancellation of registration subject to and with effect as of completion of the Belgian Merger.

FOR	AGAINST	ABSTAIN

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C.	Powers

6.	Delegation of powers.

Proposed resolution: approve the delegation of powers to:

(i)

any director of the Company from time to time, Sabine Chalmers, Lucas Lira, Benoît Loore, Ann Randon, Patricia Frizo, Gert Boulangé, Jan Vandermeersch, Philip Goris and Romanie Dendooven (each an “Authorised Person”), each acting together with another Authorised Person, to acknowledge by notarial deed the completion of the Belgian Merger after completion of the conditions precedent set out in the Merger Terms;

(ii)	the board of directors for the implementation of the resolutions passed; and

(iii)

Benoît Loore, Ann Randon, Patricia Frizo, Gert Boulangé, Jan Vandermeersch, Philip Goris, Romanie Dendooven, Philip Van Nevel and Els De Troyer, each acting alone and with power to sub-delegate, the power to proceed to all formalities at a business desk in order to perform the inscription and/or the modification of the Company’s data in the Crossroad Bank of Legal Entities and, if necessary, at the Administration for the Value Added Tax.

FOR	AGAINST	ABSTAIN

If the Principal has not given any voting instructions concerning one or more proposed resolutions, the Proxyholder will vote in favour of such proposed resolutions.

The proposed resolutions set out in items 1 and 5 can be validly adopted irrespective of the capital represented by the shareholders attending the meeting in person or by proxy, subject to the approval by at least 75% of the shares attending or represented.

The proposed resolution set out in item 4 can be validly adopted if the shareholders attending the meeting, in person or by proxy, represent at least half of the capital, subject to the approval by at least 75% of the votes cast.

The proposed resolution set out in item 6 can be validly adopted irrespective of the capital represented by the shareholders attending the meeting in person or by proxy, subject to the approval by at least the majority of the votes cast.

*            *             *

The Principal acknowledges to have been informed of the fact that, after the publication of the convening notice to attend the Meeting, one or more shareholders holding together at least 3% of the share capital of the Company may add new items to the agenda of the Meeting or new proposed resolutions concerning items put or to be put on the agenda. At the latest on 13 September 2016 the Company will publish a revised agenda if it has validly received new items or new proposed resolutions to be added to the agenda of the Meeting. In this case the Company will also provide to the shareholders an updated proxy form that includes the new items or new proposed resolutions, and the rules set out hereunder will apply:

(a)

if the present proxy has been validly communicated to the Company before the publication of the revised agenda of the Meeting, it will remain valid for the items of the agenda of the Meeting which have been initially mentioned in the convening notice to attend the Meeting;

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(b)

if the Company has published a revised agenda including one or more new proposed resolutions for items which were initially mentioned on the agenda, the law authorises the Proxyholder to deviate at the Meeting from the voting instructions possibly and initially given by the Principal if, in the Proxyholder’s opinion, the execution of such instructions would risk to compromise the Principal’s interests. The Proxyholder must inform the Principal if he deviates from his voting instructions; and

(c)

if the Company has published a revised agenda to include new items, the law imposes that the present proxy form indicates whether the Proxyholder is authorised or not to vote on these new items or whether he should abstain.

In view of the indications given in (c) above, the Principal: (**)

authorises the Proxyholder to vote on the new items to be put on the agenda of the Meeting

or

gives instruction to the Proxyholder to abstain from voting on the new items to be put on the agenda of the Meeting

If the Principal has not ticked one of the above boxes or has ticked both boxes, the Proxyholder will abstain from voting on the new items to be put on the agenda of the Meeting.

The present proxy is irrevocable. The shareholders who have validly given a proxy can no longer vote at the Meeting in person or by mail.

Done at	,	on

Signature(s) :	(***)

(**) Please tick the appropriate boxes.

(***) Legal entities must specify the name, first name and title of the natural person(s) who sign this proxy on their behalf.

4

Grand’ Place/Grote Markt 1

1000 Brussels

0417.497.106 RPM/RPR (Brussels)

MERGER

BETWEEN ANHEUSER-BUSCH INBEV SA/NV AND NEWBELCO SA/NV

REPORT OF THE BOARD OF DIRECTORS

PREPARED IN ACCORDANCE WITH ARTICLE 694 OF THE BELGIAN COMPANIES CODE

The board of directors of AB InBev has prepared this Report in connection with the contemplated reverse merger of AB InBev and Newbelco pursuant to which AB InBev will merge into Newbelco, implemented in accordance with the Belgian Companies Code (the Belgian Merger). The terms and conditions of the Belgian Merger have been presented in the Merger Terms prepared by the respective boards of directors of AB InBev and Newbelco and attached to this Report as Schedule 1.

Capitalised terms used in this Report shall have the meaning set out in the glossary attached to this Report as Schedule 6.

1.	OVERVIEW OF THE TRANSACTION AND RECOMMENDATION

1.1	DESCRIPTION OF THE TRANSACTION IN THE MERGER TERMS

The Belgian Merger is part of the proposed business combination of SABMiller and AB InBev announced on 11 November 2015 by AB InBev and SABMiller.

The Board refers to the following sections of the Merger Terms for a description of:

-	the overview of the Transaction (section 1);

-	the structure of the Transaction (section 2); and

-	the rationale of the Transaction (section 4),

which are deemed to be incorporated in this Report as if they were reproduced herein.

1.2	RECOMMENDATION

After having taken all relevant considerations into account, the Board has concluded that the Transaction is in the best interests of AB InBev and the AB InBev Shareholders.

The Board considered many factors in reaching the decisions described above. In arriving at its decisions, the Board consulted with AB InBev’s management, legal advisors, financial advisors, accounting advisors and other advisors, reviewed a significant amount of information, considered a number of factors in its deliberations and concluded that a number of factors supported its decision, including that the Transaction is likely to result in significant benefits to AB InBev and its shareholders, as described in section 4 of the Merger Terms.

As further detailed in section 3.5 of this Report, the Board also believes that the Transaction will generate attractive synergies and create additional shareholder value.

The Board weighed these factors against a number of uncertainties, risks and potentially negative factors relevant to the Transaction and concluded that the uncertainties, risks and potentially negative factors relevant to the Transaction were outweighed by the potential benefits that it expected AB InBev and AB InBev shareholders would achieve as a result of the Transaction.

The Board therefore unanimously and unconditionally recommends that the AB InBev Shareholders vote in favour of the AB InBev Resolutions to be proposed at the AB InBev General Meeting.

1.3	TIMETABLE AND POSSIBLE EXTENSIONS

All dates given in this Report as dates on which the relevant steps of the Transaction are intended to take place are indicative. These dates may be changed and, if so, the boards of directors of AB InBev and Newbelco will inform the shareholders of AB InBev and Newbelco accordingly at, or prior to, respectively, the AB InBev General Meeting and the Newbelco General Meeting, without making an amended version of this Report available.

2.	THE BELGIAN MERGER

2.1	TERMS OF THE BELGIAN MERGER

2.1.1	Legal nature of the Belgian Merger

The Belgian Merger constitutes a merger by absorption under articles 693 and following of the Belgian Companies Code, whereby:

•

Newbelco will automatically substitute AB InBev in all its rights and obligations and all assets and liabilities of AB InBev will be transferred to Newbelco under universal succession of title; such transfer will relate to all assets and rights held by AB InBev, including any real estate and intellectual rights the transfer of which will be enforceable towards third parties upon completion of the formalities required for the transmission of such rights;

•	the AB InBev Shareholders will become shareholders of Newbelco;

•	AB InBev ADSs, each representing one AB InBev Share, will instead represent one New Ordinary Share, thereby becoming Newbelco ADSs; and

•	AB InBev will cease to exist following its dissolution without liquidation.

2.1.2	Exchange ratio

In the context of the Belgian Merger, it is proposed that one New Ordinary Share will be issued to the AB InBev Shareholders in exchange for one AB InBev Share, without any cash compensation.

2.1.3	Financial situation of the merging companies

A description of the assets and liabilities of AB InBev can be found in the consolidated balance sheet of AB InBev as at 31 December 2015, which is attached as Schedule 2 to this Report.

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Given the fact that, upon completion of the Capital Increase, Newbelco’s sole asset will be its holding in SABMiller, a description of the assets and liabilities of Newbelco at the time of the Belgian Merger can be derived from the consolidated balance sheet of SABMiller as at 31 March 2016, which is attached as Schedule 3 to this Report.

2.1.4	Report by the auditor

AB InBev has appointed Deloitte Bedrijfsrevisoren BV CVBA – Réviseurs d’Entreprises SC SCRL, represented by Mr Joël Brehmen in its capacity of auditor of AB InBev for the purpose of drafting the report required by article 695 of the Belgian Companies Code.

2.1.5	Capital increase and number of shares resulting from the Belgian Merger

The Belgian Merger will result in (i) a capital increase of Newbelco by an amount of EUR 1,238,608,344.12 and (ii) the recordation by Newbelco of an amount of EUR 13,186,369,502.01 as issuance premium. Such capital increase shall be made through the issue of 1,608,242,156 New Ordinary Shares to the AB InBev Shareholders, in accordance with the exchange ratio retained for the Belgian Merger.1

Taking into account the treasury shares that will be retained by Newbelco, upon Completion, the outstanding share capital of Newbelco will consist of:

-	1,693,242,156 New Ordinary Shares[2]; and

-	between 316,999,695 (assuming only Altria and BEVCO elect for the Partial Share Alternative) and 326,000,000 Restricted Newbelco Shares.

Further details relating to the level of the share capital and issue premium account of Newbelco after completion of the Belgian Merger (taking into account the reduction of the share capital and issue premium account which will take place upon Completion with a view to creating reserves in Newbelco) are provided in section 2.3.1.2.

2.2	BELGIAN MERGER PROCEDURE

2.2.1	Conditions precedent

The Transaction is subject to several pre-conditions and conditions that are described in detail in the Rule 2.7 Announcement. Such pre-conditions and conditions include amongst others:

-	the obtaining of regulatory approvals from applicable antitrust or competition law authorities in the European Union, the United States, China, South Africa and other relevant jurisdictions; and

-	the approval of the relevant aspects of the Transaction by the AB InBev Shareholders, the Newbelco Shareholders and the SABMiller Shareholders.

As at the date of this Report, the Transaction has already been approved by a number of antitrust or competition law authorities, including the European Commission, the US Federal Trade Commission, the Ministry of Commerce of the People’s Republic of China and the Competition Tribunal of South Africa and the Financial Surveillance Department of the South African Reserve Bank. Accordingly, AB InBev confirmed on 29 July 2016 that all pre-conditions of the Transaction have been satisfied.

[1]

The amount of the capital increase and issue premium and the number of shares to be issued by Newbelco as a result of the Belgian Merger are based on the amount of capital and issue premium and the number of shares existing at the level of AB InBev prior to the Belgian Merger.

[2]

This number of shares results from the sum of (i) the 1,608,242,156 New Ordinary Shares that will be issued to the AB InBev Shareholders and (ii) the 85,000,000 New Ordinary Shares which will be retained by Newbelco upon Completion.

3 | 41

The AB InBev General Meeting, the Newbelco General Meeting and the SABMiller General Meeting are expected to be held on or around 28 September 2016 to vote on the aspects of the Transaction requiring shareholders’ approval.

As described in the Merger Terms, the Transaction will be implemented by way of a three stage process involving (i) the UK Scheme, a UK scheme of arrangement under Part 26 of the UK Companies Act 2006 between SABMiller and its shareholders through which Newbelco will acquire the entire share capital of SABMiller, (ii) the Belgian Offer, a Belgian law voluntary cash takeover offer by AB InBev for all of the shares of Newbelco and (iii) the Belgian Merger, a merger of AB InBev into Newbelco pursuant to which the AB InBev Shareholders will become Newbelco Shareholders and Newbelco will be the surviving entity. Each of the Belgian Offer and the Belgian Merger is conditional on completion of the preceding step of the Transaction.

The Board refers to section 3 of the Merger Terms for a description of the outstanding conditions of the UK Scheme and the Belgian Offer.

The Belgian Merger is conditional on:

-	the AB InBev Resolutions being passed by the requisite majority of AB InBev Shareholders at the AB InBev General Meeting;

-	the Newbelco Resolutions being passed by the requisite majority of Newbelco Shareholders at the Newbelco General Meeting;

-	the Belgian Offer completing in accordance with its terms;

-	the Initial Newbelco Shares tendered in the Belgian Offer being transferred to AB InBev no later than the day before the date of passing of the Final Notarial Deed; and

-	the passing of the Final Notarial Deed.

Sections 2.2.2 to 2.2.5 of this Report describe the conditions precedent to the Belgian Merger in more detail.

2.2.2	AB InBev Resolutions

The Belgian Merger is conditional upon the AB InBev Resolutions being passed at the AB InBev General Meeting. The AB InBev Resolutions include the approval of the acquisition of the Initial Newbelco Shares pursuant to the Belgian Offer and the approval of the Belgian Merger.

Pursuant to article 23 of the articles of association of AB InBev, the acquisition of the Initial Newbelco Shares pursuant to the Belgian Offer requires the approval of the AB InBev Shareholders with a positive vote of 75% of the AB InBev Shares attending or represented at the AB InBev General Meeting, regardless of the number of AB InBev Shares attending.

Pursuant to article 699 of the Belgian Companies Code, the Belgian Merger requires the approval of the AB InBev Shareholders by a majority of 75% of the votes cast and the AB InBev Shareholders present at the meeting must represent at least 50% of AB InBev’s share capital.

AB InBev and SABMiller have received irrevocable undertakings from the AB InBev Reference Shareholder, EPS and BRC, who collectively held approximately 51.68% of the voting rights attached to AB InBev’s shares outstanding as at 31 July 2016, to vote in favour of such resolutions of AB InBev as are necessary to approve the Belgian Offer and the Belgian Merger at the AB InBev General Meeting.

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AB InBev has agreed to pay or procure the payment to SABMiller of a break payment amounting to USD 3 billion if, amongst others, the AB InBev Resolutions are not passed at the AB InBev General Meeting, unless the Co-operation Agreement has already been terminated in accordance with its terms.

The AB InBev General Meeting is scheduled to take place on or around 28 September 2016.

2.2.3	Newbelco Resolutions

The Belgian Merger is also conditional upon the Newbelco Resolutions being passed at the Newbelco General Meeting. The Newbelco Resolutions include the approval of the Capital Increase, the Belgian Merger, the adoption of new articles of association of Newbelco and the cancellation of the Incorporation Shares.

Pursuant to articles 699 (with respect to the Belgian Merger), 581 (with respect to the Capital Increase), 558 (with respect to the adoption of new articles of association of Newbelco) and 612 (with respect to the cancellation of the Incorporation Shares) of the Belgian Companies Code, such resolutions require the approval of Newbelco Shareholders by a majority of 75% of the votes cast and the Newbelco Shareholders present at the meeting must represent at least 50% of Newbelco’s share capital.

The Newbelco General Meeting is scheduled to take place on or around 28 September 2016.

2.2.4	Closing of the Belgian Offer and transfer of the Initial Newbelco Shares

The Belgian Merger is furthermore conditional on (i) the Belgian Offer being closed in accordance with its terms and (ii) the Initial Newbelco Shares tendered in the Belgian Offer being transferred to AB InBev no later than the day before the date of passing of the Final Notarial Deed.

It is intended that the Belgian Offer will open and close on the day following the date on which the Capital Increase occurs, i.e. on or around 7 October 2016. The transfer of the Initial Newbelco Shares tendered to AB InBev will take place by recordation in the share register of Newbelco promptly after the Belgian Offer has closed.

2.2.5	Final Notarial Deed

The Belgian Merger will take effect on the date on which the designated notary in Belgium competent to scrutinise the legality of the Belgian Merger (i) shall have received confirmation that all conditions to which the Belgian Merger is subject (except the passing of the Final Notarial Deed) have been satisfied or waived (as applicable) and (ii) further to the receipt of such confirmation, shall have certified that the Belgian Merger is completed by passing the Final Notarial Deed.

Based on the timetable contemplated at the date of this Report, the date intended for the passing of the Final Notarial Deed is on or around 10 October 2016.

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2.3	EXCHANGE RATIO

2.3.1	Share capital of the merging companies

2.3.1.1	AB InBev

As at the date of this Report, the share capital of AB InBev amounts to EUR 1,238,608,344.12 and the issue premium of AB InBev amounts to EUR 13,186,369,502.01.

The share capital is divided into 1,608,242,156 shares without nominal value held in registered or dematerialised form. All the shares are freely transferable and fully paid up. AB InBev has only one class of shares.

2.3.1.2	Newbelco

(a)	Current share capital

As at the date of this Report, the share capital of Newbelco amounts to EUR 61,500 and is divided into 6,150,000 shares without nominal value held in registered form. All the shares are freely transferable and fully paid up.

(b)	Share capital following the UK Scheme and the Capital Increase

Upon completion of the Capital Increase, the following steps will take place simultaneously:

(i)

the share capital of Newbelco will be increased by an amount in euro equal to GBP 7,540,000,000, and an issue premium will be recorded by Newbelco for an amount in euro equal to GBP 67,860,000,000, each such amount to be multiplied by the GBP-EUR Reference Rate; [3]

(ii)	165,640,400,700 Initial Newbelco Shares[4] will be issued to the UK Scheme Shareholders, each UK Scheme Shareholder receiving 100 Initial Newbelco Shares in respect of each UK Scheme Share; and

(iii)	the Incorporation Shares will be cancelled and the share capital of Newbelco decreased by EUR 61,500.

Following the Capital Increase and the cancellation of the Incorporation Shares, the UK Scheme Shareholders will be the only shareholders in Newbelco and own all outstanding shares of Newbelco.

[3]

The amounts mentioned in this paragraph for the capital increase and the issue premium assume that, prior to or at the UK Scheme Record Time, there are 1,656,404,007 UK Scheme Shares in issue. This number of UK Scheme Shares is calculated on the basis of (i) SABMiller’s issued share capital as at the close of business on 31 July 2016 of 1,623,481,308 (excluding 57,769,932 treasury shares); and (ii) 43,987,236 SABMiller Shares which may be issued on or after 1 August 2016 on the exercise of options or vesting of awards under the SABMiller share plans (excluding 50,645 cash settled options and stock appreciation rights), netted off against 11,064,537 SABMiller Shares held in SABMiller’s Employee Benefit Trust as at the close of business on 31 July 2016. If the shares held by SABMiller’s Employee Benefit Trust are not used to settle the outstanding options, an additional 11,064,537 SABMiller shares will need to be issued (or transferred out of treasury).

The amounts of the capital increase and issue premium will remain at the same level even if the number of SABMiller Shares outstanding as at the UK Scheme Record Time exceeds 1,656,404,007, provided however that such amounts will be increased if the number of SABMiller Shares outstanding as at the UK Scheme Record Time was higher than 1,666,000,000.

[4]

This assumes that, prior to or at the UK Scheme Record Time, there are 1,656,404,007 UK Scheme Shares in issue which will be contributed to Newbelco in exchange for 100 Initial Newbelco Shares for each UK Scheme Share. See footnote 3 for the calculation of the number of 1,656,404,007 UK Scheme Shares.

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(c)	Share capital following the completion of the Belgian Offer

After completion of the Capital Increase, AB InBev will launch the Belgian Offer whereby it will offer to purchase all Initial Newbelco Shares held by the UK Scheme Shareholders. Upon completion of the Belgian Offer, AB InBev will own between 105,254,387,968 and 106,921,542,922 Initial Newbelco Shares, depending on the number of UK Scheme Shareholders having validly elected for the Partial Share Alternative.5

Upon the passing of the notarial deed acknowledging the completion of the Belgian Offer, pursuant to the Reclassification and Consolidation, the Initial Newbelco Shares will be reclassified and consolidated as follows:

(i)

all Initial Newbelco Shares retained by the UK Scheme Shareholders who validly elected (or are deemed to have elected) for the Partial Share Alternative will be reclassified and consolidated into Restricted Newbelco Shares on the basis of a ratio of one Restricted Newbelco Share for every 185.233168056448 Initial Newbelco Shares retained (and the number of Restricted Newbelco Shares resulting from such reclassification and consolidation will be rounded down to the nearest whole number);

(ii)

as a result, the UK Scheme Shareholders who validly elected (or are deemed to have elected) for the Partial Share Alternative will hold between 316,999,695 and 326,000,000 outstanding Restricted Newbelco Shares, depending on the number of UK Scheme Shareholders who elect for the Partial Share Alternative;

(iii)

all Initial Newbelco Shares acquired by AB InBev pursuant to the Belgian Offer will be consolidated into New Ordinary Shares on the same ratio, a basis of one New Ordinary Share for every 185.233168056448 Initial Newbelco Shares held by AB InBev (and the number of New Ordinary Shares resulting from such consolidation will be rounded down to the nearest whole number); and

(iv)	as a result, AB InBev will hold between 568,226,463 and 577,226,767 New Ordinary Shares, depending on the number of UK Scheme Shareholders who elect for the Partial Share Alternative.[6]

(d)	Share capital, issue premium and reserves following completion of the Belgian Merger

The Belgian Merger will result in (i) a capital increase of Newbelco by an amount of EUR 1,238,608,344.12 and (ii) the recordation by Newbelco of an amount of EUR 13,186,369,502.01 as issuance premium. Such capital increase shall be made through the issue of 1,608,242,156 New Ordinary Shares to the AB InBev Shareholders.

At the same time, Newbelco’s share capital and issue premium account will be reduced through the following steps decided on by the Newbelco General Meeting in the notarial deed approving the Belgian Merger, each such step to become effective simultaneously with the Belgian Merger upon Completion:

(i)	as a consequence of the Belgian Merger, Newbelco will have acquired all New Ordinary Shares held by AB InBev further to the Belgian Offer; a non-distributable reserve will be

[5]

The range of 105,254,387,968 to 106,921,542,922 Initial Newbelco Shares assumes that, prior to or at the UK Scheme Record Time, there are 1,656,404,007 UK Scheme Shares in issue. See footnote 3 for the calculation of the number of 1,656,404,007 UK Scheme Shares.

[6]

The shareholding figures included in this paragraph assume that, prior to or at the UK Scheme Record Time, there are 1,656,404,007 UK Scheme Shares in issue. See footnote 3 for the calculation of the number of 1,656,404,007 UK Scheme Shares.

7 | 41

created to account for the value of all such New Ordinary Shares, in accordance with article 623, 1st indent of the Belgian Companies Code, through the reduction of Newbelco’s issue premium account; the amount of the reduction of the issue premium account and the corresponding amount of the non-distributable reserve to be created will be equal to an amount in euro ranging between GBP 47,364,474,585.60 and GBP 48,114,694,314.90[7], depending on the number of UK Scheme Shareholders who elect for the Partial Share Alternative;

(ii)

all such New Ordinary Shares will then be cancelled, except for 85,000,000 of such New Ordinary Shares which will be held as treasury shares by Newbelco after Completion; the cancellation of all such New Ordinary Shares except the 85,000,000 shares to be held in treasury will be imputed on the non-distributable reserve that will have been created for that purpose as set out in subparagraph (i) above, for an amount in euro ranging between GBP 40,279,305,903.87 and GBP 41,029,525,624.57[8], depending on the number of UK Scheme Shareholders who elect for the Partial Share Alternative; and

(iii)	with a view to creating a distributable reserve,

-	Newbelco’s share capital will be reduced by an amount in euro equal to GBP 7,540,000,000; and

-

Newbelco’s issue premium will be further reduced by an amount in euro ranging between GBP 19,745,305,685.10 and GBP 20,495,525,414.40[9], depending on the number of UK Scheme Shareholders who elect for the Partial Share Alternative.

In each of the cases referred to in subparagraphs (i) to (iii) above, the amounts in GBP shall be converted in euro by multiplying such amounts by the GBP-EUR Reference Rate.

The decisions to reduce Newbelco’s share capital and issue premium account referred to in subparagraphs (i) and (iii) above will be taken by the Newbelco General Meeting in accordance with article 612 of the Belgian Companies Code and the decision to reduce Newbelco’s share capital and issue premium account referred to in subparagraph (iii) above will be taken by the Newbelco General Meeting in accordance with article 613 of the Belgian Companies Code.

As a result of the above steps, upon Completion, Newbelco’s share capital and issue premium will be equal to the AB InBev’s current share capital and issue premium, i.e. respectively EUR 1,238,608,344.12 and EUR 13,186,369,502.01. The share capital will be represented by 1,693,242,156 outstanding New Ordinary Shares and between 316,999,695 and 326,000,000 outstanding Restricted Newbelco Shares, depending on the number of UK Scheme Shareholders who elect for the Partial Share Alternative.

(e)	Rights and form of the Newbelco Shares

Restricted Newbelco Shares will have the same rights as New Ordinary Shares except as set out in the articles of association of Newbelco. Restricted Newbelco Shares will be held in registered form only

[7]

The range of GBP 47,364,474,585.60 to GBP 48,114,694,314.90 assumes AB InBev will own between 105,254,387,968 and 106,921,542,922 Initial Newbelco Shares and as a result between 568,226,463 and 577,226,767 New Ordinary Shares upon completion of the Belgian Offer. See also footnote 5.

[8]

The range of GBP 40,279,305,903.87 and GBP 41,029,525,624.57, assumes AB InBev will own between 105,254,387,968 and 106,921,542,922 Initial Newbelco Shares and, as a result, between 568,226,463 and 577,226,767 New Ordinary Shares upon completion of the Belgian Offer. See also footnote 5.

[9]

The range of GBP 19,745,305,685.10 to GBP 20,495,525,414.40 assumes the issue premium of GBP 67,860,000,000 upon Capital Increase is reduced by GBP 47,364,474,585.60 to GBP 48,114,694,314.90 upon merger per (i) above per the assumptions of footnote 7.

8 | 41

and will be unlisted, not admitted to trading on any stock exchange, not capable of being deposited in an ADR programme and will be subject to, among other things, restrictions on transfer until converted into New Ordinary Shares.

The Restricted Newbelco Shares will be convertible at the election of the holder into New Ordinary Shares on a one-for-one basis with effect from the fifth anniversary of Completion. Restricted Newbelco Shares will be convertible earlier in certain specific limited circumstances. From Completion, such Restricted Newbelco Shares will rank equally with the New Ordinary Shares as regards dividends and voting rights.

2.3.2	Valuation of AB InBev and Newbelco and exchange ratio

On the basis of the valuation methods described in Schedule 4 applied to the respective value of AB InBev Pre-Merger, Newbelco Pre-Merger and Newbelco Post-Merger, the boards of directors of AB InBev and Newbelco propose that one New Ordinary Share will be issued to the AB InBev Shareholders in exchange for one AB InBev Pre-Merger Share, without any cash compensation.

In order to support the proposed exchange ratio of one New Ordinary Share against one AB InBev Pre-Merger Share, the boards of directors of AB InBev and Newbelco have considered the consequences of the Belgian Merger for both the AB InBev Shareholders and the Newbelco Shareholders.

Based on the range of exchange ratios obtained using the methods set out in Schedule 4, the boards of directors of AB InBev and Newbelco consider that an exchange ratio of one Newbelco Share for one AB InBev Pre-Merger Share is reasonable.

2.3.3	Difficulties in determining the value of the merging companies and the exchange ratio

No particular difficulties were encountered in the valuation of the merging companies or in determining the exchange ratio.

3.	CONSEQUENCES OF THE BELGIAN MERGER

3.1	LEGAL CONSEQUENCES FOR AB INBEV AND NEWBELCO

From the date the Belgian Merger is completed, the legal consequences as set out in article 682 of the Belgian Companies Code will apply. AB InBev will automatically be substituted for by Newbelco in all its rights and obligations. Upon being dissolved and without going into liquidation, all of AB InBev’s assets and liabilities and all of its rights and obligations will transfer to Newbelco, including any real estate and intellectual rights the transfer of which will be enforceable towards third parties upon completion of the formalities required for the transmission of such rights.

As a consequence of the Belgian Merger, AB InBev will cease to exist.

In accordance with the Merger Terms, the Belgian Merger shall not have any retroactive effect for accounting purposes and shall be effective only as from the date of the Final Notarial Deed.

3.2	LEGAL CONSEQUENCES FOR THE AB INBEV SHAREHOLDERS

AB InBev Shareholders will become Newbelco Shareholders as a result of the Belgian Merger. As a result of the Belgian Merger, all AB InBev Shareholders will receive one New Ordinary Share for each AB InBev Share they hold. Consequently, upon completion of the Belgian Merger, the share capital of Newbelco will be held by the UK Scheme Shareholders who elected for the Partial Share Alternative (between 16.47% and 16.86% of the share capital) and the AB InBev Shareholders (between 83.14% and 83.53% of the share capital), depending on the number of UK Scheme Shareholders having validly elected for the Partial Share Alternative.10

10 These percentages exclude the treasury shares that will be retained by Newbelco upon Completion.

9 | 41

It is expected that the New Ordinary Shares to be issued to the former AB InBev Shareholders in the context of the Belgian Merger will be delivered (i) in registered form to the former AB InBev Shareholders that held their shares in AB InBev in registered form or (ii) in dematerialised form to the former AB InBev Shareholders that held their shares in AB InBev in dematerialised form. It is further expected that AB InBev Shareholders will no longer be entitled to request the conversion of their AB InBev Shares from registered to dematerialised form, and vice versa, as from a date which will be specified in the listing prospectus relating to the admission to trading and listing of all New Ordinary Shares on Euronext Brussels, prepared in accordance with the Belgian law of 16 June 2006, which will be published on or about the same date as the date on which the convening notices to the AB InBev General Meeting will be published. Please refer to the section entitled “Listing and delivery of the shares” in Part IX of such prospectus for further details.

The New Ordinary Shares will be issued promptly upon Completion by recordation in the share register of Newbelco and will be delivered as follows:

•	the New Ordinary Shares to be delivered in registered form will be recorded in the name of the relevant shareholders in the share register of Newbelco; and

•

the New Ordinary Shares to be delivered in dematerialised form will be recorded in the share register of Newbelco in the name of Euroclear, the Belgian central securities depository in its capacity as settlement institution; such shares will be delivered in book-entry form free of payment to the securities accounts of the relevant shareholders via Euroclear as soon as practicable following Completion.

The above description on the issuance and delivery of the New Ordinary Shares to the former AB InBev Shareholders may be amended or refined based on the finalisation of the practical implementation of the Transaction. If the above description would need to be amended or refined, AB InBev and Newbelco will make available any relevant additional information in due course, without having to update this Report.

Shareholders and investors who, after delivery, wish to have their dematerialised shares registered, should request that Newbelco record their shares in Newbelco’s share register. Holders of registered shares may request that their registered shares be converted into dematerialised shares and vice versa, at their own cost.

The former AB InBev Shareholders will be entitled to participate in the profits of Newbelco for each financial year, including the year ending on 31 December 2016.

3.3	CONSEQUENCES FOR THE EMPLOYEES OF AB INBEV

As a result of the Belgian Merger, the employees of AB InBev will be transferred to Newbelco.

3.4	CONSEQUENCES FOR THE CREDITORS OF THE MERGING COMPANIES

Upon the Belgian Merger taking effect, the creditors of AB InBev will, as a result of the universal transfer of title, become direct creditors of Newbelco.

Pursuant to article 684 of the Belgian Companies Code, creditors of AB InBev and creditors of Newbelco can request additional security in relation to outstanding claims that existed prior to the publication in the Annexes to the Belgian State Gazette of the deed establishing completion of the Belgian Merger but have not yet matured or are subject to litigation or arbitration. Such additional securities may be requested within two months from such publication in the Belgian State Gazette.

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Newbelco can set aside any request by settling the claim at its fair value after deduction of a discount. In the absence of an agreement or if the creditors remain unpaid, the request is referred to the president of the commercial court in the judicial district of the debtor’s registered office who will determine if a security is to be provided and the time limit within which such security must be set as the case may be. If the security is not provided within the set timeframe, the claim shall immediately become due and payable.

3.5	SYNERGIES AND CREATION OF SHAREHOLDER’S VALUE AS A RESULT OF THE TRANSACTION

The Combined Group will generate attractive synergies and create additional shareholder value. The constituent elements of synergies, which are expected to originate from the cost bases of both the AB InBev Group and the SABMiller Group and are in addition to savings initiatives already underway at the SABMiller Group, will comprise:

•

procurement and engineering savings expected to be generated from third party cost efficiencies as a result of economies of scale through combined sourcing of raw materials and packaging and re-engineering of associated processes across the Combined Group’s cost base;

•

brewery and distribution efficiency gains expected to be generated from the alignment of brewery, bottling and shipping productivity including: reduced water, energy usage, and extract losses, as well as optimisation of other brewery and distribution processes across geographies;

•	sharing best practices relating to cost management, efficiency improvements and productivity enhancements across the Combined Group’s administrative operations; and

•	administrative costs savings expected to be generated from the realignment of corporate headquarters and overlapping regional headquarters across the Combined Group.

AB InBev also believes that significant further value could be created through the utilisation of the combined global distribution network in order to expand brand portfolio sales worldwide and by leveraging the innovation successes of both the AB InBev Group and the SABMiller Group.

4.	GOVERNANCE OF NEWBELCO UPON COMPLETION OF THE TRANSACTION

Pursuant to the Newbelco Resolutions and with effect from completion of the Belgian Offer, new articles of association of Newbelco will be adopted and a new governance structure will be put in place. Amongst others, the principles set out below will apply. For more detail, please refer to the draft articles of association of Newbelco that will be available on the website of AB InBev in due course.

4.1	CORPORATE PURPOSE

The corporate purpose of Newbelco reads as follows:

“The company’s corporate purpose is:

a)

to produce and deal in all kinds of beers, drinks, foodstuffs and ancillary products, process and deal in all by-products and accessories, of whatsoever origin or form, of its industry and trade, and to design, construct or produce part or all of the facilities for the manufacture of the aforementioned products;

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b)

to purchase, construct, convert, sell, let and sublet, lease, license and operate in any form whatsoever all real property and real property rights and all businesses, movable property and movable property rights connected with its activities;

c)

to acquire and manage participating interests and shares in companies or undertakings having a corporate purpose similar or related to, or likely to promote the attainment of, any of the foregoing corporate purposes, and in financial companies; to finance such companies or undertakings by means of loans, guarantees or in any other manner whatsoever; and to take part in the management of the aforesaid companies through membership of its board of directors or the like governing body; and

d)	to carry out all administrative, technical, commercial and financial work and studies for the account of undertakings in which it holds an interest or on behalf of third parties.

It may, within the scope of its corporate purpose, engage in all civil, commercial, industrial and financial transactions either within or outside Belgium.

It may take interests by way of asset contribution, merger, subscription, equity investment, financial support or otherwise in all undertakings, companies or associations having a corporate purpose similar or related to or likely to promote the furtherance of its corporate purpose.”

Such corporate purpose will remain unchanged after the Belgian Merger.

4.2	CATEGORIES OF NEWBELCO SHARES

The capital of Newbelco will be divided in two categories of Newbelco Shares: New Ordinary Shares and Restricted Newbelco Shares.

4.3	TRANSFER AND CONVERSION OF NEWBELCO SHARES

4.3.1	New Ordinary Shares

New Ordinary Shares will be freely transferable.

4.3.2	Restricted Newbelco Shares – Transfer

No Restricted Newbelco Shareholder will be able, in each case directly or indirectly, to transfer, sell, contribute, offer, grant any option on, otherwise dispose of, pledge, charge, assign, mortgage, grant any lien or any security interest on, enter into any certification or depository arrangement or enter into any form of hedging arrangement with respect to, any of its Restricted Newbelco Shares or any interests therein or any rights relating thereto, or enter into any contract or other agreement to do any of the foregoing, for a period of five years from Completion, save as provided in this section 4.3.2.

As an exception to this rule, any Restricted Newbelco Shareholder may, in each case directly or indirectly, transfer, sell, contribute, offer, grant any option on, otherwise dispose of, pledge, charge, assign, mortgage, grant a lien or any security interest on, or enter into any form of hedging arrangement with respect to, its Restricted Newbelco Shares or any interests therein or any rights relating thereto, or enter into any contract or other agreement to do any of the foregoing, to or for the benefit of any person that is an Affiliate, a Successor and/or a Successor’s Affiliate, provided that if any such transferee ceases to be a member of the Restricted Shareholder Group (as defined in the Newbelco Articles) of the Restricted Newbelco Shareholder that initially made the transfer (or of its Successor), all such Restricted Newbelco Shares which such transferee owns or in which it holds an interest shall be automatically transferred to such Restricted Newbelco Shareholder (or to a person which, at the time of such transfer, is its Affiliate or its Successor) and shall therefore remain Restricted Newbelco Shares.

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4.3.3	Restricted Newbelco Shares – Conversion

Each Restricted Newbelco Shareholder will have the right to convert all or part of its holding of Restricted Newbelco Shares into New Ordinary Shares at its election (i) at any time after the fifth anniversary of Completion, and (ii) in some limited other instances, including immediately prior to or at any time after entering into an agreement or arrangement to effect any permitted transfer, as set out in section 4.3.4 below.

The Restricted Newbelco Shares shall automatically convert into New Ordinary Shares (i) upon any transfer, sale, contribution or other disposal, except in the case of permitted transfers as set out in section 4.3.4 below, provided that, in such cases, the Restricted Newbelco Shares shall automatically be converted into New Ordinary Shares upon any subsequent transfer, sale, contribution or disposal to any party which is not an Affiliate, a Successor or a Successor’s Affiliate of the Restricted Newbelco Shareholder (ii) immediately prior to the closing of a successful public takeover bid for all Newbelco Shares or the completion of a merger of Newbelco as acquiring or disappearing company, in circumstances where the shareholders directly or indirectly, controlling or exercising directly or indirectly joint control over Newbelco immediately prior to such takeover bid or merger will not directly or indirectly control, or exercise joint control over, Newbelco or the surviving entity following such takeover bid or merger, or (iii) upon the announcement of a squeeze-out bid for the outstanding Newbelco Shares, in accordance with article 513 of the Companies Code.

In the event that all the shares in Newbelco are acquired by a company which the shareholders of Newbelco, immediately prior to such acquisition, control or exercise joint control over, Restricted Newbelco Shareholders shall be treated in an equivalent manner to holders of New Ordinary Shares, save that there shall be equivalent differences between the rights and restrictions attaching to the shares to be issued to holders of the New Ordinary Shares and the shares to be issued to holders of Restricted Newbelco Shares to reflect the differences in rights and restrictions between the New Ordinary Shares and the Restricted Newbelco Shares.

Upon conversion, each Restricted Newbelco Share will be re-classified as one New Ordinary Share.

If at any time the New Ordinary Shares shall be changed into a different number of Newbelco Shares or a different class of Newbelco Shares by reason of any share dividend, subdivision, reorganisation, reclassification, recapitalisation, stock split, reverse stock split, combination or exchange of shares, or any similar event shall have occurred, there will be an equivalent share dividend, subdivision, reorganisation, reclassification, recapitalisation, stock split, reverse stock split, combination or exchange of shares or similar event with respect to the Restricted Newbelco Shares (such shares being Revised Restricted Newbelco Shares), provided that (i) nothing shall be deemed to permit Newbelco (including the Newbelco Board) to take any action with respect to its share capital that is otherwise prohibited by the Newbelco Articles, and (ii) if any such event would otherwise cause any Restricted Newbelco Shareholder to cease to hold at least one Revised Restricted Newbelco Share (by virtue of its entitlement, following such event, being to a fraction of less than one Revised Restricted Newbelco Share) its entitlement shall be rounded up to one Revised Restricted Newbelco Share.

4.3.4	Restricted Newbelco Shares – Pledge

Notwithstanding any restrictions on transfer in the Newbelco Articles or any provision herein to the contrary, any Restricted Newbelco Shareholder will be able:

(a)

with the prior written consent granted by the Newbelco Board (a Pledge Consent), to pledge, charge, assign, mortgage, or otherwise grant a lien over or grant any security interest on its Restricted Newbelco Shares or any interests therein and any rights relating thereto as security (in each case, a Pledge) in respect of any bona fide loans, credit facilities, notes, surety bonds (or other arrangements to secure a stay of execution on or the satisfaction of a judgment or order), letters of credit or any similar extensions of credit to such Restricted Newbelco Shareholder or any of its Affiliates, hedging, derivative or other financing transactions to which such Restricted Newbelco Shareholder or any of its Affiliates is a party or, in each case, in respect of which such Restricted Newbelco Shareholder or any of its Affiliates is a guarantor or security provider, or a guaranty of any of the foregoing;

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(b)

to transfer, sell, contribute, offer, grant any option on, or otherwise dispose of, in each case directly or indirectly, or enter into any contract or other agreement to do any of the foregoing in respect of all or part of (or any interest in) its holding of Restricted Newbelco Shares that are the subject of a Pledge (to which a Pledge Consent has been given):

(i)

to, or as directed by or with the written consent of, the relevant pledgee, chargee, assignee, mortgagee, or other security interest holder (a Pledgee) or to, or as directed by or with the written consent of, a receiver, administrator or other similar official appointed in connection with an enforcement of a Pledge (a “Receiver”), simultaneously with, or at any time after, such Restricted Newbelco Shareholder, Pledgee or Receiver notifying Newbelco that such Pledgee or Receiver has enforced or commenced enforcement action with respect to such Pledge; or

(ii)

to the extent the Restricted Newbelco Shareholder determines in good faith that such transfer is the only commercially reasonable alternative available to prevent an imminent enforcement by a Pledgee or a Receiver in respect of such Restricted Newbelco Shares (and the proceeds of the transfer are used to satisfy the underlying obligation secured by the Pledge) and has given written notice to the Newbelco Board in which the Restricted Newbelco Shareholder confirms that it has determined in good faith that such transfer is the only commercially reasonable alternative available to prevent an imminent enforcement by the relevant Pledgee or Receiver in respect of such Restricted Newbelco Shares.

Save where a Pledge Consent has previously been given (which is the case for the consent letters entered into by AB InBev with Altria and BEVCO on 11 November 2015 which constitute Pledge Consents), the Newbelco Board shall have absolute discretion as to whether to grant a Pledge Consent. The Newbelco Board shall adopt shortly after Completion a pledging policy that will set out the circumstances in which the Board of Directors will grant a Pledge Consent. Such pledging policy can be amended by the Newbelco Board from time to time.

The pledging policy to be adopted by the Newbelco Board (a copy of which is available on AB InBev’s website) provides that the Newbelco Board will grant such a Pledge Consent if a Restricted Newbelco Shareholder provides to Newbelco (i) a request for a Pledge Consent containing certain specified information in relation to any proposed Pledge, and (ii) certain specified representations and warranties, including, amongst others, that the Pledge and the underlying arrangements which it secures are bona fide and are not being entered in order (whether in whole or in part) to circumvent the restrictions on transfer of the Restricted Newbelco Shares. The pledging policy available on AB InBev’s website provides further details of the process for requesting a Pledge Consent, including the information and representations and warranties to be provided, as well as a copy of a Pledge Consent request form.

In the event that Restricted Newbelco Shares are converted (whether at the option of its holder after 10 October 2021 or in the other instances provided for in the Newbelco Articles), provided that the conditions set out in the Newbelco Articles are met, Newbelco will record the conversion of the Restricted Newbelco Shares into New Ordinary Shares and, if relevant, the transfer of the New Ordinary Shares resulting from the conversion of the Restricted Newbelco Shares, in Newbelco’s share register on the same Business Day (if the notice relating to this conversion or transfer is received by Newbelco before 1.00 p.m. Brussels time) or the next Business Day (if the notice relating to this conversion or transfer is received by Newbelco after 1.00 p.m. Brussels time or on a day that is not a Business Day).

From the time of conversion, the New Ordinary Shares will be freely and unconditionally transferable by (or as directed by) the Restricted Newbelco Shareholder or Restricted Transferee or any transferee or transferees of such shares, free of any lock-up or other restriction.

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On the same day as the recordation of the conversion, Newbelco will send to Euronext Brussels a request for admission to listing of such New Ordinary Shares and take all such steps that are within Newbelco’s control to ensure that admission to listing occurs promptly thereafter. Neither the Restricted Newbelco Shareholder, the Restricted Transferee nor any other transferee shall be liable for any cost or expense of Newbelco or its registrar in connection with such conversion or transfer and Newbelco shall not be liable for any delay in conversion or transfer or admission to listing provided it complies with this paragraph.

4.4	MANAGEMENT STRUCTURE

The management structure of Newbelco will be a “one-tier” governance structure comprised of the Newbelco Board. The Newbelco Board will be in charge of approving the company’s strategy, overseeing the company’s principal objectives, and assuming ultimate responsibility for the oversight of the company’s activities. The executive management will be entrusted with the CEO who will be assisted by the Newbelco EBM and be responsible for the day-to-day management. The Newbelco Board will be assisted by four committees: the Audit Committee, the Finance Committee, the Remuneration Committee, and the Nomination Committee.

4.4.1	The Newbelco Board

4.4.1.1	Composition of the Newbelco Board

Pursuant to article 19.1 of the Newbelco Articles, Newbelco will be managed by a board of directors comprising a minimum of three and a maximum of fifteen directors. The appointment and renewal of all directors will be subject to approval by Newbelco’s shareholders’ meeting. Pursuant to the Newbelco Articles, the directors may be natural persons or legal entities who may but need not be shareholders and are appointed by the shareholders’ meeting and are dismissible by it at any time. The corporate governance charter of Newbelco will provide that members of the Newbelco Board will be expected to be natural persons.

Except in cases of resignation, dismissal, revocation or other vacancy, it is expected that the Newbelco Board will be comprised of fifteen directors. When comprising fifteen directors, the Newbelco Board will be composed as follows:

-	three independent directors will be appointed by the shareholders’ meeting of Newbelco upon proposal by the Newbelco Board; and

-

so long as the AB InBev Reference Shareholder and/or any of its Affiliates, any of their respective Successors or Successors’ Affiliates own in aggregate more than 30% of the shares with voting rights in the share capital of Newbelco, nine directors will be appointed by the shareholders’ meeting of Newbelco upon proposal by the AB InBev Reference Shareholder (and/or any of its Affiliates, any of their respective Successors or Successors’ Affiliates); and

-	so long as the holders of Restricted Newbelco Shares together with their Affiliates and/or any of their Successors and/or Successor’s Affiliates, own in aggregate:

¡

more than 13.5% of the shares with voting rights in the share capital of Newbelco, three Restricted Newbelco Share Directors will be appointed by the shareholders’ meeting of Newbelco upon proposal by the Restricted Newbelco Shareholders;

¡

more than 9% but not more than 13.5% of the shares with voting rights in the share capital of Newbelco, two Restricted Newbelco Share Directors will be appointed by the shareholders’ meeting of Newbelco upon proposal by the Restricted Newbelco Shareholders;

¡

more than 4.5% but not more than 9% of the shares with voting rights in the share capital of Newbelco, one Restricted Newbelco Share Director will be appointed by the shareholders’ meeting of Newbelco upon proposal by the Restricted Newbelco Shareholders; and

¡

4.5% or less than 4.5% of the shares with voting rights in the share capital of Newbelco, they will no longer have the right to propose any candidate for appointment as a member of the Newbelco Board and no Restricted Newbelco Share Directors will be appointed.

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Please refer to articles 19.3, 20 and 21 of the Newbelco Articles for details of the mechanisms for calculating the number of Newbelco directors to be proposed by the AB InBev Reference Shareholder and/or the Restricted Newbelco Shareholders, the nomination of candidates for Restricted Newbelco Share Directors and voting on Restricted Newbelco Share Director candidates.

As an exception to the above, the composition of the first Newbelco Board that will be in place immediately following the closing of the Belgian Offer will be comprised of the following twelve members:

-	nine directors proposed by the AB InBev Reference Shareholder (all of which are existing members of the AB InBev Board); and

-	three independent directors (all of which are existing independent directors of the AB InBev Board).

With respect to the appointment of the Restricted Newbelco Share Directors, given the irrevocable undertakings of Altria and BEVCO to elect for the Partial Share Alternative, it is certain that, upon Completion, the holders of the Restricted Newbelco Shares will hold more than 13.5% of the shares with voting rights in the share capital of Newbelco, thereby allowing such holders to propose three directors for appointment to the Newbelco Board. Assuming Altria and BEVCO elect for the Partial Share Alternative for the entire share capital of SABMiller beneficially owned by them in accordance with their irrevocable undertakings and that all other UK Scheme Shareholders elect for the Cash Consideration, Altria and BEVCO will be able to effectively control the nomination of these three Restricted Newbelco Share Directors. Conversely, if all UK Scheme Shareholders, including Altria and BEVCO, elect for the Partial Share Alternative, Altria and BEVCO will hold only 40.38% of the Restricted Newbelco Shares following Completion and will not be able to effectively control the nomination of the three Restricted Newbelco Share Directors. On the date of the Newbelco General Meeting, the results of the Belgian Offer (and hence the number and identity of the holders of Restricted Newbelco Shares) will not yet be known. The Newbelco Shareholders will therefore not be in a position to appoint such remaining three directors on the date of the Newbelco General Meeting.

Provided all resolutions submitted to the Newbelco General Meeting, the AB InBev General Meeting and the SABMiller Meetings in connection with the Transaction are approved with the required quorum and majority, it is expected that SABMiller will cause the three initial Newbelco Directors to resign shortly after the date of the Newbelco General Meeting, subject to and with effect from closing of the Belgian Offer, creating three vacant seats on the Newbelco Board. Once the results of the Belgian Offer and the identities of the holders of the Restricted Newbelco Shares are known, such holders will be able to nominate three candidate directors. If all three candidate directors are nominated by such holders on the day following the Belgian Offer, it is expected that all three candidates will be appointed on such day by co-optation by the Newbelco Board (which, at that point in time, will be comprised of the twelve individuals described above) to fill those vacancies. If less than three candidate directors are nominated by the holders of the Restricted Newbelco Shares on such day, it is expected that the Newbelco Board will proceed to the co-optation of such candidate directors on such day and organise a meeting of the holders of Restricted Newbelco Shares in order to seek the nomination of the other candidate directors by the holders of the Restricted Newbelco Shares so that all three Restricted Newbelco Share Directors are appointed as soon as possible after Completion.

Under Belgian law and pursuant to the Newbelco Articles, the appointment of the three Restricted Newbelco Share Directors by way of co-optation will (i) be subject to confirmation at the next shareholders’ meeting of Newbelco unless the holders of Restricted Newbelco Shares propose alternative candidates for appointment at such shareholders’ meeting, and (ii) assuming their

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appointment is confirmed at the next shareholders’ meeting of Newbelco, be for a term equal to the remainder of the original term of the three initial Newbelco Directors (i.e. expiring at the ordinary shareholders’ meeting of Newbelco to be held in 2017).

4.4.1.2	Term of office

As a general principle, the term of office of all directors of Newbelco, except the Restricted Newbelco Share Directors, will be four years and terminate immediately after the closing of the fourth ordinary shareholders meeting following the date of their appointment, unless the shareholders meeting sets a shorter term. As an exception to this general principle, it is expected that the nine directors proposed by the AB InBev Reference Shareholder will be appointed by the Newbelco General Meeting for a period of slightly less than two years expiring at the ordinary shareholders’ meeting of Newbelco to be held in 2018.

As far as the Restricted Newbelco Share Directors are concerned, their term of office will be one year and terminate immediately after the closing of the next ordinary shareholders meeting following the date of their appointment.

All directors will be eligible for re-election.

4.4.1.3	Vacancy during a director’s term

When a position on the Newbelco Board becomes vacant, the remaining directors shall have the right to temporarily fill the vacancy by appointing a candidate proposed by (i) the Newbelco Board in the case of a vacancy relating to an independent director, (ii) the AB InBev Reference Shareholder in the case of a vacancy relating to a director appointed upon proposal of the AB InBev Reference Shareholder, or (iii) in the case of a vacancy relating to a Restricted Newbelco Share Director, the Proposing Holder (if such Proposing Holder then holds a Sufficient Restricted Shareholding), a Requisite Majority of Restricted Shareholders acting by written resolutions, or a Restricted Shareholders’ Meeting, as further set out in the Newbelco Articles.

Any such temporary appointment shall (i) be subject to confirmation at the next shareholders’ meeting unless the Newbelco Board, the AB InBev Reference Shareholder or the Restricted Shareholders’ Meeting (or a Requisite Majority of Restricted Shareholders) propose an alternative candidate, and (ii) subject to such confirmation, be for a term equal to the remainder of the original term of the director who held office prior to such vacancy arising.

The following capitalised terms used in this section 4.4.1.3 have the meanings given to them in the Newbelco Articles: “Proposing Holder”, “Requisite Majority of Restricted Shareholders”, “Restricted Shareholders’ Meeting” and “Sufficient Restricted Shareholding”.

4.4.1.4	Chairman of the Newbelco Board

The Newbelco Board will elect the Chairman from amongst its members who meet the criteria for an independent director.

The Chairman will be responsible for the proper and efficient functioning of the Newbelco Board. He will determine the calendar of the Newbelco Board and committee meetings and the agenda of the Newbelco Board after consultation with the CEO and will chair the meetings of the Newbelco Board. The Chairman will represent the Newbelco Board from a public relations standpoint to shareholders and the public at large and will chair the shareholders’ meetings. The Chairman will also serve as interface between the Newbelco Board and major shareholders of Newbelco on matters of corporate governance.

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4.4.1.5	Independent directors

Independent directors on the Newbelco Board will be required to meet specific requirements of independence that will be set out in the corporate governance charter of Newbelco. Such requirements are derived from but not fully identical to the requirements set out in the Belgian Companies Code and the Belgian Corporate Governance Code of March 2009 (when legally required, the criteria of independence provided by Belgian company law shall be applied by Newbelco). The requirements of independence contained in the corporate governance charter of Newbelco will be similar to the requirements currently included in the corporate governance charter of AB InBev.

4.4.2	Executive Management

4.4.2.1	CEO

The Newbelco Board will appoint and remove the CEO.

The CEO will be responsible for the day-to-day management of Newbelco and will oversee the organisation and efficient day-to-day management of subsidiaries, affiliates and joint ventures. The CEO will report to the Newbelco Board. The CEO will be responsible for the execution and management of all Newbelco Board decisions.

4.4.2.2	Executive Board of Management

The CEO will be supported by the Newbelco EBM which will report to the CEO. The Newbelco EBM will be comprised of the CEO, functional heads (or ‘chiefs’) and zone presidents. The Newbelco EBM will perform such duties as may be assigned to it from time to time by the CEO or the Newbelco Board.

Directors may not hold executive roles in Newbelco (be it as members of the Newbelco EBM or otherwise) or be employees of Newbelco.

4.5	DECISIONS OF THE SHAREHOLDERS’ MEETING

Each Newbelco Share will be entitled to one vote except for shares owned by Newbelco, or by any of its subsidiaries, the voting rights of which will be suspended. The shares held by Newbelco’s principal shareholders will not entitle such shareholders to different voting rights.

Save as provided in the Belgian Companies Code or the Newbelco Articles, there will be no quorum requirement at Newbelco shareholders’ meetings and decisions will be taken by a simple majority vote.

Resolutions relating to amendments of the Newbelco Articles or the merger or split of Newbelco will be subject to special quorum and majority requirements. Specifically, any resolution on these matters will require the presence in person or by proxy of shareholders holding an aggregate of at least 50% of the issued share capital of Newbelco, and the approval of at least 75% of the votes cast at the meeting. If there is no quorum, a second meeting must be convened. At the second meeting, the quorum requirement will not apply. However, the special majority requirement will continue to apply.

Resolutions relating to the modification of the rights attached to a particular class of Newbelco Shares will be subject to special quorum and majority requirements. Specifically, any resolution on these matters will require the presence in person or by proxy of shareholders holding an aggregate of at least 50% of the issued share capital in each class of Newbelco Shares and the approval of at least 75% of the votes cast at the meeting in each class of Newbelco Shares. If there is no quorum, a second meeting must be convened. At the second meeting, the quorum requirement will not apply. However, the special majority requirement will continue to apply.

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Any modification of Newbelco’s corporate purpose or legal form or any authorisation to repurchase shares will require a quorum of shareholders holding an aggregate of at least 50% of the share capital and approval by a qualified majority of at least 80% of the votes cast at the meeting. If there is no quorum, a second meeting must be convened. At the second meeting, no quorum will be required, but the relevant resolution must be approved by a qualified majority of at least 80% of the votes cast at the meeting.

Pursuant to article 40 of the Newbelco Articles, any acquisition or disposal of tangible assets by Newbelco for an amount higher than the value of one-third of Newbelco’s consolidated total assets as reported in Newbelco’s most recent audited consolidated financial statements shall be within the exclusive jurisdiction of Newbelco’s shareholders’ meeting and shall be adopted with a positive vote of 75% of the votes cast at the meeting, regardless of the number of shares attending or represented.

4.6	TRANSACTIONS WITH A MAJOR SHAREHOLDER

Pursuant to article 41 of the Newbelco Articles, in the event of (i) a contribution in kind to Newbelco with assets owned by any person or entity which is required to file a transparency declaration pursuant to applicable Belgian law or a subsidiary of such person or entity, or (ii) a merger of Newbelco with such a person or entity or a subsidiary of such person or entity, then such person or entity and its subsidiaries shall not be entitled to vote on the resolution submitted to the shareholders’ meeting of Newbelco to approve such contribution in kind or merger.

5.	TAX TREATMENT OF THE BELGIAN MERGER

A Belgian advance decision pursuant to article 20 of the law of 24 December 2002 amending the BITC has been obtained with respect to amongst others the Belgian tax treatment of the Belgian Merger (cf. advance decision no. P2016.0133 issued on 12 July 2016).

The Belgian Merger will not have Belgian tax evasion or tax avoidance as one of its principal objectives conform article 183bis of the BITC and will be performed tax-neutral in accordance with article 211, §1 BITC.

The cancellation of the own shares acquired by Newbelco as a result of the Belgian Merger in the merger deed will entirely be allocated to the issue premium of Newbelco qualifying as fiscal paid-up capital pursuant to article 184 BITC and will qualify as a reduction of the issue premium as a result of a genuine decision in conformity with the Belgian Companies Code in accordance with article 18, 2°bis BITC. As a result, no dividend will be deemed be distributed by Newbelco in accordance with article 18, 2°ter BITC as the tax consequences of article 186 juncto 188 BITC will not apply. In addition, no fairness tax consequences will be triggered in accordance with article 219ter BITC.

To the extent that own shares are not cancelled as part of the merger process but would be maintained as treasury shares, an unavailable reserve will feature on Newbelco’ s opening balance sheet after the Belgian Merger. Such reserve will also be created through a reduction of the issue premium qualifying as fiscal paid-up capital pursuant to article 184 BITC and therefore no dividend distribution would be triggered. The creation of such reserve will not trigger any increase of the taxable reserves.

An additional reduction of Newbelco ’s capital or issue premium to create distributable reserves would result in an increase of the taxable reserves. Such increase of the reserves will not lead to taxable income as referred to in articles 183 and 185 BITC as it does not constitute an effective increase of Newbelco ’s equity and therefore would not trigger taxation.

The transfer of AB InBev’s tax losses carried forward and dividend received deduction carried forward upon the Belgian Merger will be limited pursuant to article 206, §2 BITC proportionate to the net fiscal values of AB InBev and Newbelco determined in accordance with article 184ter, §3 BITC. This will result in a forfeiture of tax losses carried forward and dividend received deduction carried

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forward of AB InBev upon the Belgian Merger. Based on the estimated tax position of AB InBev per 10 October 2016 and Newbelco’s tax attributes at the time of the merger, AB InBev’s available tax losses carried forward of approximately EUR 1.0 billion and excess dividend received deduction of approximately EUR 0.5 billion would transfer for approximately 30% to Newbelco. The available tax losses and excess dividend received deduction carried forward of AB InBev which remain available for Newbelco after the reverse merger can therefore be estimated at approximately EUR 0.3 billion and approximately EUR 0.15 billion respectively.

The Belgian Merger will be tax-neutral for VAT and registration duty purposes since the Belgian Merger will be carried out in accordance with article 11 and 18, §3 of the Belgian Value Added Tax Code and article 117, §1 of the Federal Registration Duties Code.

6.	RESPONSIBILITY STATEMENT

The directors of AB InBev, whose names are set out in Schedule 5 to this Report, accept responsibility for the information contained in this Report, except for the information relating to Newbelco for which the directors of Newbelco accept responsibility in accordance with their responsibility statement included in the report of the Newbelco Board drafted in accordance with article 694 of the Belgian Companies Code.

To the best of the knowledge of the directors of AB InBev (having taken all reasonable care to ensure that such is the case), the information contained in this document for which they are responsible is in accordance with the facts and does not omit anything likely to affect the import of such information.

7.	RIGHT TO CONSULT THIS REPORT

In accordance with article 697, §2 of the Belgian Companies Code, the shareholders of AB InBev and Newbelco have the right to consult this Report at the registered office of AB InBev and of Newbelco, at least one month before the date of the AB InBev General Meeting.

The report of the auditor referred to in section 2.1.4 of this Report will be made available to the shareholders in the same way as this Report.

8.	LANGUAGES

This Report has been drawn up in French, Dutch and English. The contents of this Report have been discussed and agreed by AB InBev in the English language. In case of differences between the French, Dutch and English versions of this Report, the English version will prevail.

[signature page follows]

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This Report has been executed on 22 August 2016 in two original copies.

For the board of directors of Anheuser-Busch InBev SA/NV,

/s/ Elio Leoni Sceti	/s/ Stéfan Descheemaeker
Elio Leoni Sceti Director	Stéfan Descheemaeker Director

Schedules:

1.	Common draft terms relating to the Belgian Merger

2.	Consolidated balance sheet of AB InBev as at 31 December 2015

3.	Consolidated balance sheet of SABMiller as at 31 March 2016

4.	Methods used for the valuation of the merging companies and the determination of the exchange ratio

5.	Directors of AB InBev

6.	Definitions

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Schedule 1

Common draft merger terms

[please see separate document]

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Schedule 2

Consolidated balance sheet of AB InBev as at 31 December 2015

As at Million US dollar	Notes	31 December 2015

ASSETS
Non-current assets
Property, plant and equipment	13	18 952
Goodwill	14	65 061
Intangible assets	15	29 677
Investments in associates and joint ventures		212
Investment securities	16	48
Deferred tax assets	17	1 181
Employee benefits	23	2
Derivatives	27H	295
Trade and other receivables	19	913
		116 341

Current assets
Investment securities	16	55
Inventories	18	2 862
Income tax receivable		687
Derivatives	27H	3 268
Trade and other receivables	19	4 451
Cash and cash equivalents	20	6 923
Assets held for sale		48
		18 294

Total assets		134 635

EQUITY AND LIABILITIES
Equity
Issued capital	21	1 736
Share premium		17 620
Reserves		(13 168)
Retained earnings		35 949
Equity attributable to equity holders of AB InBev		42 137

Non-controlling interest		3 582
		45 719

Non-current liabilities
Interest-bearing loans and borrowings	22	43 541
Employee benefits	23	2 725
Deferred tax liabilities	17	11 961
Derivatives	27H	315
Trade and other payables	26	1 241
Provisions	25	677
		60 460
Current liabilities
Bank overdrafts	20	13
Interest-bearing loans and borrowings	22	5 912
Income tax payable		669
Derivatives	27H	3 980
Trade and other payables	26	17 662
Provisions	25	220
		28 456
Total equity and liabilities		134 635

The notes included in AB InBev Annual Report 2015 are an integral part of this balance sheet.

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Schedule 3

Consolidated balance sheet of SABMiller as at 31 March 2016

As at Million US dollar	Notes	2016

ASSETS
Non-current assets
Goodwill	10	14 268
Intangible assets	11	6 526
Property, plant and equipment	12	7 750
Investments in joint ventures	13	5 512
Investments in associates	14	4 114
Available for sale investments		19
Derivative financial instruments	22	565
Trade and other receivables	16	121
Deferred tax assets	19	209
		39 084

Current assets
Inventories	15	993
Trade and other receivables	16	1 742
Current tax assets		59
Derivative financial instruments	22	281
Cash and cash equivalents	17	1 430
		4 505
Total assets		43 589

LIABILITIES
Current liabilities
Derivative financial instruments	22	(213)
Borrowings	20	(2 926)
Trade and other payables	18	(3 870)
Current tax liabilities		(830)
Provisions	24	(270)
		(8 109)

Non-current liabilities
Derivative financial instruments	22	(26)
Borrowings	20	(8,814)
Trade and other payables	18	(28)
Deferred tax liabilities	19	(2,250)
Provisions	24	(274)
		(11 392)
Total liabilities		(19 501)
Net assets		24 088

Equity
Share capital	25	168
Share premium		6 849
Merger relief reserve		3 628
Other reserves	26b	(6 758)
Retained earnings	26a	19 005

Total shareholders’ equity		22 892
Non-controlling interests		1 196
Total equity		24 088

The notes included in SAB Miller Annual Report 2016 are an integral part of this balance sheet.

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Schedule 4

Methods used for the valuation of the merging companies

and the determination of the exchange ratio

In order to support the proposed exchange ratio of one New Ordinary Share against one AB InBev Pre-Merger Share, the boards of directors of AB InBev and Newbelco have considered the consequences of the Belgian Merger for both the AB InBev Shareholders (section 1) and the Newbelco Shareholders (section 2).

For AB InBev Shareholders, the value per share of AB InBev Pre-Merger was calculated and compared with the value per share of Newbelco Post-Merger, whilst for Newbelco Shares, the value per share of Newbelco Pre-Merger was compared to the value per share of Newbelco Post-Merger, in order to support the proposed exchange ratio.

1.	AB InBev Shareholders’ perspective

1.1	Valuation methodology

The Board used a number of generally accepted valuation methods including: (i) the discounted cash flow analysis based on projections with regard to the future performance of AB InBev, including Ambev SA, SABMiller and Newbelco; and (ii) the selected public companies analysis.

The different valuation methodologies include a cost savings potential in excess of current SABMiller initiatives. The different valuation methodologies reflect the quantified financial benefits referred to in the UK Scheme Document.

The valuation methodologies have been applied on the following basis:

-	given that SABMiller has a fiscal year-end on 31 March, SABMiller’s financials have been calendarised to 31 December (in-line with AB InBev’s fiscal year-end);

-	the valuation of the merging companies and the determination of the exchange ratio have been carried out by the Board with the assistance of the management and the financial advisors of AB InBev;

-

Altria and BEVCO elect for the Partial Share Alternative in respect of their entire beneficial holdings of 430,000,000 and 225,000,000 SABMiller Shares in accordance with the terms of the irrevocable undertakings they have given to AB InBev and all other UK Scheme Shareholders elect for the Cash Consideration;

-

SABMiller’s number of fully diluted shares outstanding of 1,656,404,007 as of 31 July 2016 is comprised of: (i) 1,612,416,771 basic shares (1,623,481,308 shares net of 11,064,537 shares held in SABMiller’s Employee Benefit Trust); and (ii) 43,987,236 of other dilutive instruments (44,037,881 dilutive instruments net of 50,645 cash-settled shares). The valuation is not based on the Treasury Stock Method: the proceeds from the exercise of dilutive instruments are not assumed to be used to buy-back shares but are assumed to increase the cash balance instead; and

-	exchange rates are based on spot rates as of 17 August 2016 (dollars to euros of 0.8873 and dollars to pounds sterling of 0.7688).

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1.2	AB InBev Pre-Merger

1.2.1	Basis of valuation exercise

The valuation of AB InBev Pre-Merger reflects the value of AB InBev following completion of the Belgian Offer.

The Enterprise Value of AB InBev Pre-Merger is defined as the cumulative Enterprise Values of AB InBev (pre-Transaction) and SABMiller Retained (based on the valuation methodologies outlined below). AB InBev and SABMiller Retained Enterprise Values both include the share of synergies that are related to them. The different valuation methodologies reflect the quantified financial benefits referred to in the UK Scheme Document.

The equity value of AB InBev Pre-Merger is obtained by taking the aggregate Enterprise Value of AB InBev and SABMiller Retained and adding the following items:

-	the value of the disposal proceeds net of estimated tax payments; and

-	the value of AB InBev’s associates and joint-ventures,

and deducting the following items:

-	AB InBev’s standalone net debt as of 30 June 2016;

-	AB InBev’s standalone pensions as of 30 June 2016;

-	AB InBev’s new acquisition debt;

-	the non-controlling interests in Ambev SA not held by AB InBev;

-	the non-controlling interests in SABMiller Retained’s controlled businesses not held (directly or indirectly) by SABMiller;

-	SABMiller’s rolled-over standalone net debt as of 31 March 2016 adjusted for the payment of the August 2016 dividend;

-	SABMiller’s standalone pensions as of 31 March 2016; and

-	the non-controlling interests in SABMiller Retained not held by AB InBev after completion of the Belgian Offer.

The Board notes that SABMiller Retained’s Enterprise Value and multiples are presented as “group multiples”, which means that they include the value of associates. On the other hand, AB InBev’s Enterprise Value and multiples are presented as “controlled multiples”, which means that they exclude the value of associates and joint-ventures given non-significant amount of investments in associates and joint-ventures.

1.2.2	Discounted cash flow analysis

A discounted cash flow analysis aims at determining the Enterprise Value of a company by discounting the future free cash flows of that company. From the Enterprise Value, the net financial debt and debt-like items are deducted and cash-like items are added to obtain the Equity Value. This valuation metric is strongly influenced by (i) the projections with regard to performance of the companies, (ii) the WACC used to discount the future cash flows and terminal values, and (iii) the Terminal Growth Rate used to compute the terminal value.

The discounted cash flow analysis of AB InBev, SABMiller Retained and Ambev SA was performed by the Board using information contained in public filings and internal business plans. AB InBev, Ambev SA and SABMiller Retained forecasts are based on internal models and business plans developed by AB InBev.

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In performing the discounted cash flow analysis, the Board applied a range of discount rates of 7.19% - 7.69%, 8.73% - 9.23% and 9.49% - 9.99% for AB InBev, Ambev SA and SABMiller Retained, respectively to (i) after-tax unlevered free cash flows expected to be generated during the calendar years 2016 through 2024 and (ii) estimated terminal values using a range of Terminal Growth Rates of 1.75% - 2.25%, 2.75% - 3.25% and 3.00% - 3.50% for AB InBev, Ambev SA and SABMiller Retained, respectively.

This discounted cash flow analysis resulted in a range of implied Equity Value of approximately EUR 87.46 - EUR 113.97 per AB InBev Pre-Merger Share.

1.2.3	Selected public companies analysis

The selected public companies analysis aims at measuring the relative value of a company based on the market value of publicly trading peers.

The Board applied an Enterprise Value/EBITDA multiple based on the Enterprise Value/EBITDA multiple of a selected peer group to AB InBev and SABMiller Retained’s 2016E EBITDA, as follows:

-	The Enterprise value/EBITDA multiples were calculated by dividing (i) the Enterprise Value of the selected peer group companies; by(ii) the EBITDA of such selected peer group companies; and

-	a multiple based on the Enterprise Value/EBITDA multiples of the selected peer group companies was then applied to AB InBev and SABMiller Retained’s previously estimated 2016E EBITDA.

The selected public company analysis is focused on Enterprise Value/EBITDA multiples. The reference to sales multiples was disregarded for the purpose of this valuation as they do not take into account differences in profitability levels of the companies. Multiples based on operating income were also omitted due to the discrepancies in the depreciation and amortization policies.

The Board reviewed and compared certain financial information and commonly used valuation measurements for AB InBev and SABMiller Retained with corresponding financial information and valuation measurements for the following companies operating in the global consumer products industry:

-	Coca-Cola Co.;

-	Colgate-Palmolive Co;

-	Diageo Plc.;

-	Heineken N.V.;

-	Kraft Heinz Co.;

-	L’Oréal SA;

-	Mondelez International, Inc.;

-	Nestlé S.A.;

-	PepsiCo, Inc.;

-	Procter & Gamble Co.;

-	Reckitt Benckiser Group Plc.; and

-	Unilever Plc.

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Although none of these selected companies are directly comparable to AB InBev and SABMiller Retained, the companies included were selected because they are publicly traded companies with financial and operating characteristics that, for the purposes of analysis, may be considered similar to those of AB InBev and SABMiller Retained. Accordingly, the analysis of publicly traded companies was not purely mathematical. Rather, it involved complex considerations and qualitative judgments concerning differences in financial and operating characteristics of the selected companies and other factors that could affect the public trading value of such companies.

The value of the non-controlling interests in Ambev SA not held by AB InBev and the non-controlling interests in SABMiller Retained’s controlled businesses not held (directly or indirectly) by SABMiller are also based on the selected public companies analysis methodology.

Based upon EV/EBITDA multiples of the selected companies, ranges of estimated implied value per AB InBev Pre-Merger Share were calculated by applying relevant multiples of Enterprise Value to AB InBev, Ambev SA and SABMiller Retained’s 2016 estimated EBITDA.

It resulted in ranges of implied value of approximately EUR 69.47 - EUR 88.68 per AB InBev Pre-Merger Share.

1.3	Newbelco Post-Merger

1.3.1	Basis of valuation exercise

The valuation of Newbelco Post-Merger reflects the value of the pro forma equity of Newbelco after completion of the Belgian Merger.

The equity value of Newbelco Post-Merger is obtained by taking the Enterprise Value of Newbelco Post-Merger and adding the following items:

-	the value of the disposal proceeds net of estimated tax payments; and

-	the value of AB InBev’s associates and joint-ventures,

and deducting the following items:

-	AB InBev’s standalone net debt as of 30 June 2016;

-	AB InBev’s standalone pensions as of 30 June 2016;

-	AB InBev’s new acquisition debt;

-	the non-controlling interests in Ambev SA not held by AB InBev;

-	the non-controlling interests in SABMiller Retained’s controlled businesses not held (directly or indirectly) by SABMiller;

-	SABMiller’s rolled-over standalone net debt as of 31 March 2016 adjusted for the payment of the August 2016 dividend; and

-	SABMiller’s standalone pensions as of 31 March 2016.

1.3.2	Discounted cash flow analysis

The discounted cash flow analysis of Newbelco Post-Merger, Ambev SA and SABMiller Retained non-controlling interests was performed using information contained in public filings and internal business plans. Newbelco Post-Merger, Ambev SA and SABMiller Retained non-controlling interests forecasts are based on internal models and business plans developed by AB InBev.

In performing the discounted cash flow analysis, the Board applied a range of discount rates of 7.36% - 7.86%, 8.73% - 9.23% and 9.49% - 9.99% for Newbelco Post-Merger, Ambev and SABMiller

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Retained non-controlling interests, respectively to (i) after-tax unlevered free cash flows expected to be generated during the calendar years 2016 through 2024 and (ii) estimated terminal values using a range of Terminal Growth Rates of 2.25% - 2.75%, 2.75% - 3.25% and 3.00% - 3.50% for Newbelco Post-Merger, Ambev and SABMiller Retained non-controlling interests, respectively. The ranges of discount and Terminal Growth Rates applied to Newbelco Post-Merger reflect the expected geographic scope of Newbelco’s business after Completion.

This analysis resulted in a range of implied value of approximately EUR 100.74 - EUR 130.88 per Newbelco Post-Merger Share.

1.3.3	Selected public companies analysis

The Board reviewed and compared certain financial information and commonly used valuation measurements for Newbelco Post-Merger with corresponding financial information and valuation measurements for companies with global operations in the consumer products industry. The companies used for this purpose and the reasons for which they were selected are the same as mentioned under section 1.2.3 of this Schedule 4.

On this basis, the Board calculated ranges of estimated implied value per Newbelco Post-Merger Share by applying relevant multiples of Enterprise Value to Newbelco Post-Merger, Ambev SA and SABMiller Retained’s 2016 estimated EBITDA.

It resulted in ranges of implied value of approximately EUR 73.80 - EUR 92.08 per Newbelco Post-Merger Share.

1.4	Range of exchange ratios

Based on the valuation methods described above, the Board obtained the following ranges of exchange ratios, reflecting the situation for the AB InBev Shareholders after the Belgian Merger compared with the situation before the Belgian Merger.

1.4.1	Discounted cash flow analysis

-

The low-end of the exchange ratio range of 0.67x was obtained by dividing the lowest value per AB InBev Pre-Merger Share implied in the discounted cash flow analysis of EUR 87.46 by the highest value per Newbelco Post-Merger Share implied in the discounted cash flow analysis of EUR 130.88; and

-

the high-end of the exchange ratio range of 1.13x was obtained by dividing the highest value per AB InBev Pre-Merger Share implied in the discounted cash flow analysis of EUR 113.97 by the lowest value per Newbelco Post-Merger Share implied in the discounted cash flow analysis of EUR 100.74.

1.4.2	Selected public companies analysis

-

The low-end of the exchange ratio range of 0.75x was obtained by dividing the lowest value per AB InBev Pre-Merger Share implied in the selected public companies analysis of EUR 69.47 by the highest value per Newbelco Post-Merger Share implied in the selected public companies analysis of EUR 92.08; and

-

the high-end of the exchange ratio range of 1.20x was obtained by dividing the highest value per AB InBev Pre-Merger Share implied in the selected public companies analysis of EUR 88.68 by the lowest value per Newbelco Post-Merger Share implied in the selected public companies analysis of EUR 73.80.

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1.4.3	Weighting

In arriving at its valuation and the determination of the exchange ratio, the Board did not assign specific weights to each valuation method. Blended exchange ratios were obtained by applying an equal weight to the exchange ratios obtained in the relevant methodologies.

The exchange ratio range of 0.71x - 1.17x is based on the equally-weighted exchange ratio ranges of 0.67x - 1.13x and 0.75x - 1.20x obtained in the discounted cash flow analysis and selected public companies analysis, respectively.

The range of exchange ratios obtained as per the various valuation methods used by the Board is summarised in the table below.

        (a) Equal weight given to both methodologies.

2.	Newbelco Shareholders’ perspective

2.1	Valuation methodology

The valuation methodologies have been applied on the same basis as set out in section 1 of this Schedule 4.

2.2	Newbelco Pre-Merger

The valuation of Newbelco Pre-Merger is based on the valuation of the UK Scheme Shares in the contribution in kind that will occur just prior to the Belgian Merger, considering that the UK Scheme Shares represent all of Newbelco’s net assets at that time. The value at which the UK Scheme Shares will be contributed has been determined by the Board at an amount in euros obtained by converting GBP 75.4bn to EUR at the EUR to GBP reference rate. For purposes of this valuation, the Board has considered a spot rate of 0.8664 as of 17 August 2016 resulting in a valuation of EUR 87.0bn.

The value of GBP 75.4bn is supported by the valuation exercise performed for purpose of the contribution in kind of the UK Scheme Shares. As further detailed in the report of the Newbelco Board on the contribution in kind, the contribution value was determined based on a blended value of the Cash Consideration and the Partial Share Alternative.

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The Cash Consideration of GBP 45 has been valued based on the Belgian Offer price of GBP 0.45 per Newbelco share. The value of the Partial Share Alternative is the result of a combination of discounted cash flow analysis and a selected public companies analysis. The blended value of the Cash Consideration and the Partial Share Alternative, weighted by the number of SABMiller shares that will be satisfied with the Cash Consideration and with the Partial Share Alternative, based on the assumptions referred to in section 2.1 of this Schedule 4, is referred to as the “Blended Offer Price”. The resulting Blended Offer Price range is between GBP 43.52 and GBP 47.53 and has lead the Board to determine the value of the contribution in kind at GBP 75.4bn.

The Board has calculated an implied value per Newbelco Pre-Merger Share of EUR 97.32 by dividing the value of the contribution by the number of Newbelco Shares that will exist following the Reclassification and Consolidation and before the Belgian Merger of 894,226,462. This is calculated based on the multiplication of SABMiller’s number of fully diluted shares outstanding of 1,656,404,007 by 100 and the division of the result by the Consolidation Factor.

2.3	Newbelco Post-Merger

2.3.1	Basis of valuation exercise

The valuation of Newbelco Post-Merger reflects the value of the pro forma equity of Newbelco after completion of the Belgian Merger. The methodology is set out in section 1.3.1 of this Schedule 4.

2.3.2	Discounted cash flow analysis

As noted above, the methodology set out in section 1.3.2 of this Schedule 4 resulted in a range of implied value of approximately EUR 100.74 - EUR 130.88 per Newbelco Post-Merger Share.

2.3.3	Selected public companies analysis

As noted above, the methodology set out in section 1.3.3 of this Schedule 4 resulted in ranges of implied value of approximately EUR 73.80 - EUR 92.08 per Newbelco Post-Merger Share.

2.4	Range of exchange ratios

Based on the valuation methods described above, the Board obtained the following ranges of exchange ratios.

2.4.1	Discounted cash flow analysis

-

The low-end of the exchange ratio range of 0.74x was obtained by dividing the value of Newbelco Pre-Merger Share of EUR 97.32 by the highest value per Newbelco Post-Merger Share implied in the discounted cash flow analysis of EUR 130.88; and

-

the high-end of the exchange ratio range of 0.97x was obtained by dividing the value of Newbelco Pre-Merger Share of EUR 97.32 by the lowest value per Newbelco Post-Merger Share implied in the discounted cash flow analysis of EUR 100.74.

2.4.2	Selected public companies analysis

-

The low-end of the exchange ratio range of 1.06x was obtained by dividing the value of Newbelco Pre-Merger Share of EUR 97.32 by the highest value per Newbelco Post-Merger Share implied in the selected public companies analysis of EUR 92.08; and

-

The high-end of the exchange ratio range of 1.32x was obtained by dividing the value of Newbelco Pre-Merger Share of EUR 97.32 by the lowest value per Newbelco Post-Merger Share implied in the selected public companies analysis of EUR 73.80.

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2.4.3	Weighting

In arriving at its valuation and the determination of the exchange ratio, the Board did not assign specific weights to each valuation method. Blended exchange ratios were obtained by applying an equal weight to the exchange ratios obtained in the relevant methodologies.

The exchange ratio range of 0.90x - 1.14x is based on the equally-weighted exchange ratio ranges of 0.74x – 0.97x and 1.06x - 1.32x obtained in the discounted cash flow analysis and selected public companies analysis, respectively.

The range of exchange ratios obtained as per the various valuation methods used by the Board is summarised in the table below.

        (a) Equal weight given to both methodologies.

3.	Conclusion on the exchange ratio

On the basis of the range of exchange ratios obtained, the Board considers that an exchange ratio of one Newbelco Share for one AB InBev Pre-Merger Share is reasonable.

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Schedule 5

Directors of AB InBev

Olivier GOUDET

Alexandre BEHRING

M. Michele BURNS

Paul CORNET de WAYS RUART

Stéfan DESCHEEMAEKER

Valentin DIEZ MORODO

Paulo Alberto LEMANN

Elio LEONI SCETI

Kasper RORSTED

Carlos Alberto da VEIGA SICUPIRA

Grégoire de SPOELBERCH

Marcel Herrmann TELLES

Alexandre VAN DAMME

Maria Asuncion ARAMBURUZABALA

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Schedule 6

Definitions

2016E EBITDA	estimated EBITDA for the 2016 calendar year

AB InBev

Anheuser-Busch InBev SA/NV, a limited liability company (société anonyme / naamloze vennootschap) incorporated in Belgium, with its registered address at Grand’Place/Grote Markt 1, 1000 Brussels, Belgium and administrative office at Brouwerijplein 1, 3000 Leuven, Belgium and registered with the Crossroads Bank of Enterprises under number 0417.497.106 RPM/RPR (Brussels)

AB InBev ADSs	American Depositary Shares of AB InBev

AB InBev General Meeting

the general meeting of AB InBev Shareholders (and any adjournment thereof) to be convened in connection with the Belgian Offer, the Belgian Merger and the Transaction for the purpose of considering, and, if thought fit, approving, the AB InBev Resolutions

AB InBev Group	AB InBev and the group of companies owned and/or controlled by AB InBev

AB InBev Pre-Merger	AB InBev following closing of the Belgian Offer, but prior to the Belgian Merger

AB InBev Pre-Merger Share	a share in AB InBev Pre-Merger

AB InBev Reference Shareholder	Stichting Anheuser-Busch InBev or any successor thereof

AB InBev Resolutions

any resolutions to be taken by the AB InBev General Meeting as are necessary or useful to approve, implement and effect: (i) the Belgian Offer; (ii) the Belgian Merger; and (iii) any other step of the Transaction

AB InBev Shareholders	holders of AB InBev Shares and/or AB InBev ADSs from time to time

AB InBev Shares	AB InBev ordinary shares

ADR	American Depositary Receipt

ADS	American Depositary Share

Affiliate	an affiliate within the meaning of Article 11 of the Belgian Companies Code

Altria	Altria Group, Inc.

Ambev Business Exchange	the transfer of SABMiller’s Panamanian business from AB InBev to Ambev, and the transfer of Ambev’s business in Colombia, Peru and Ecuador to AB InBev

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Belgian Companies Code	the Belgian law of 7 May 1999, setting out the Companies Code, as amended from time to time

Belgian Merger

the merger of AB InBev into Newbelco through a merger by absorption of AB InBev under the Belgian Companies Code, pursuant to which the AB InBev Shareholders will become Newbelco Shareholders and Newbelco will be the surviving entity and the holding company for the Combined Group

Belgian Offer	the voluntary cash takeover offer to be made by AB InBev for all of the Initial Newbelco Shares pursuant to the Takeover Law and the Takeover Royal Decree

BEVCO	BEVCO Ltd.

BITC	Belgian income tax code

Board	the board of directors of AB InBev

BRC	BRC S.à.r.l.

Capital Increase

the capital increase of Newbelco against the contribution in kind by the UK Scheme Shareholders of their UK Scheme Shares and the issue of Initial Newbelco Shares to such UK Scheme Shareholders in exchange for such contribution to be approved by the Newbelco General Meeting in connection with the implementation of the UK Scheme

Cash Consideration	the cash proceeds to be received by the UK Scheme Shareholders who do not elect (or are deemed not to elect) for the Partial Share Alternative under and subject to the terms of the Transaction

CEO	the Chief Executive Officer of Newbelco upon Completion

Combined Group	the enlarged group following the Transaction, comprising the AB InBev Group, the SABMiller Group and Newbelco

Completion	completion of the Belgian Merger (which will not occur until after (i) the UK Scheme has become effective; and (ii) the subsequent closing of the Belgian Offer)

Consolidation Factor	185.233168056448

Co-operation Agreement	the agreement dated 11 November 2015 between AB InBev and SABMiller and relating, among other things, to the implementation of the Transaction, as amended from time to time

CREST

the system for the paperless settlement of trades in securities and the holding of uncertificated securities operated by Euroclear in accordance with the UK Uncertificated Securities Regulations 2001 (as amended)

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CR Snow Divestiture	the sale of SABMiller’s 49% interest in CR Snow to China Resources Beer (Holdings) Co. Ltd., which currently owns 51% of CR Snow

EBITDA	Profit from operations plus depreciation, amortisation and impairment, normalised to exclude exceptional items

EPS	EPS Participations S.à.r.l.

Equity Value	the value determined as the product of the share price and the diluted number of shares outstanding at the relevant time

Euroclear	CIK SA/NV (Euroclear Belgium)

European Divestitures

the following divestitures:

-   the sale of SABMiller’s Peroni, Grolsch and Meantime brand families and their associated businesses in Italy, the Netherlands, the UK and internationally, to Asahi; and

-   the envisaged sale of the entirety of assets of SABMiller in Central and Eastern Europe (Hungary, Romania, Czech Republic, Slovakia and Poland)

Final Notarial Deed	the notarial deed acknowledging completion of the Belgian Merger

GBP – EUR Reference Rate

the European Central Bank’s euro foreign exchange reference rate GBP – EUR which will be published on the European Central Bank’s website at around 16:00 CET on the business day prior to the date on which the Capital Increase will be effective

Incorporation Shares

the 6,150,000 registered shares without nominal value issued by Newbelco on 3 March 2016 and outstanding as at the date of this Report, which will be cancelled with effect simultaneously with the completion of the Capital Increase

Initial Newbelco Shares	the ordinary shares in the capital of Newbelco to be issued to UK Scheme Shareholders pursuant to the terms of the UK Scheme

Johannesburg Stock Exchange	the securities exchange operated by the JSE under the South African Financial Markets Act, 19 of 2012 (as amended)

JSE

JSE Limited, a public company incorporated in accordance with the laws of South Africa under registration number 2005/022939/06 and licensed to operate an exchange under the South African Financial Markets Act, 19 of 2012 (as amended)

Merger Terms	the common draft terms of merger dated 1 August 2016 as prepared by the respective boards of directors of AB

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InBev and Newbelco in relation to the Belgian Merger in accordance with Article 693 of the Belgian Companies Code

MillerCoors Divestiture	the sale of SABMiller’s interest in MillerCoors and SABMiller’s portfolio of Miller brands outside the U.S. to Molson Coors

Newbelco

Newbelco SA/NV, a limited liability company (société anonyme / naamloze vennootschap) incorporated in Belgium, with its registered address at Rue Royale/Koningsstraat 97, 4th floor, 1000 Brussels, Belgium and registered with the Crossroads Bank of Enterprises under number 0649.641.563 RPM/RPR (Brussels)

Newbelco ADS	an ADS of Newbelco, represented by an ADR

Newbelco Articles

the articles of association of Newbelco, to be adopted by the Newbelco General Meeting expected to be held on or around 28 September 2016 and which will be effective upon closing of the Belgian Offer, save for certain specific provisions that will only become effective upon the admission to listing and trading of the New Ordinary Shares on Euronext Brussels becoming effective

Newbelco Board	the board of directors of Newbelco

Newbelco EBM	the executive board of management of Newbelco upon Completion

Newbelco 2016E EBITDA

the sum of AB InBev estimated EBITDA for the 2016 calendar year, SABMiller Retained estimated EBITDA for the 2016 calendar year and the estimated run-rate impact of the synergies on the EBITDA for 2016 calendar year

Newbelco General Meeting

the general meeting of the Newbelco Shareholders (and any adjournment thereof) to be convened in connection with the Transaction for the purpose of considering, and, if thought fit, approving, the Newbelco Resolutions

Newbelco Pre-Merger	Newbelco following the Capital Increase and completion of the Reclassification and Consolidation, but prior to the Belgian Merger

Newbelco Pre-Merger Share	a share in Newbelco Pre-Merger

Newbelco Post-Merger	Newbelco immediately following Completion

Newbelco Post-Merger Share	a share in Newbelco Post-Merger

Newbelco Resolutions

any resolutions to be taken by the Newbelco General Meeting (composed at the moment such resolutions are adopted of the holders of the Incorporation Shares) as are necessary or useful to approve, implement and

37 | 41

effect (i) the Capital Increase; (ii) the Belgian Merger; (iii) the adoption of new articles of association of Newbelco with effect from completion of the Belgian Offer; (iv) the appointment of new board members of Newbelco nominated by AB InBev with effect from completion of the Belgian Offer; (v) the cancellation of the Newbelco Shares held by the incorporators of Newbelco; and (vi) any other step of the Transaction

Newbelco Shareholders	holders of Newbelco Shares and/or Newbelco ADSs from time to time

Newbelco Shares	the Incorporation Shares, the Initial Newbelco Shares, the Restricted Newbelco Shares or the New Ordinary Shares, as applicable

New Ordinary Shares

the ordinary shares in Newbelco (i) resulting from the consolidation of the Initial Newbelco Shares acquired by AB InBev in the context of the Belgian Offer, (ii) to be issued to AB InBev Shareholders pursuant to the Belgian Merger upon Completion, and (iii) to be issued from time to time following Completion and into which the Restricted Newbelco Shares can be converted in accordance with their terms

Partial Share Alternative

the alternative whereby UK Scheme Shareholders (other than Restricted Overseas Shareholders) may elect to receive Restricted Newbelco Shares and cash instead of the Cash Consideration under and subject to the terms of the Transaction

Proposed Structure	the proposed structure of the Transaction, as set out in section 2 of the Merger Terms

Report	this report, prepared by the board of directors of AB InBev in relation to the Belgian Merger in accordance with Article 694 of the Belgian Companies Code

Reclassification and Consolidation	(a)

the automatic reclassification and consolidation of any Initial Newbelco Shares which are retained after closing of the Belgian Offer by UK Scheme Shareholders who validly elected (or are deemed to have elected) for the Partial Share Alternative on the basis of one Restricted Newbelco Share for every 185.233168056448 Initial Newbelco Shares held (rounded down to the nearest whole number of Restricted Newbelco Shares) and;

(b)

the automatic consolidation of any Initial Newbelco Shares which are acquired by AB InBev in the context of the Belgian Offer on the basis of one New Ordinary Share for every 185.233168056448 Initial Newbelco Shares held (rounded down to the nearest whole number of New Ordinary Shares),

38 | 41

in each case, upon the passing of the notarial deed acknowledging the completion of the Belgian Offer.

Restricted Newbelco Share Directors	a director of Newbelco appointed upon proposal by the Restricted Newbelco Shareholders

Restricted Newbelco Shareholders	the holders of Restricted Newbelco Shares

Restricted Newbelco Shares	restricted shares in the capital of Newbelco, which will come into existence as a result of the Reclassification and Consolidation

Restricted Overseas Shareholders	a UK Scheme Shareholder whom AB InBev requires SABMiller to treat as a Restricted Overseas Shareholder pursuant to the terms of the UK Scheme

Rule 2.7 Announcement	the joint announcement made by SABMiller and AB InBev dated 11 November 2015 in relation to the Transaction made pursuant to Rule 2.7 of the UK City Code on Takeovers and Mergers

SABMiller	SABMiller plc, a public limited company incorporated in England and Wales with its registered address at SABMiller House, Church Street West, Woking, Surrey GU21 6HS and company number 03528416

SABMiller General Meeting

the general meeting of SABMiller Shareholders (and any adjournment thereof) to be convened in connection with the Transaction for the purpose of considering and, if thought fit, approving, the SABMiller Resolutions

SABMiller Group	SABMiller and the group of companies owned and/or controlled by SABMiller

SABMiller Resolutions

such shareholder resolutions of SABMiller as are necessary to approve, implement and effect the UK Scheme, the Belgian Merger, changes to SABMiller’s articles of association, and the buy-back of the deferred shares of GBP 1 each in the capital of SABMiller

SABMiller Retained	entity which parameter represents SABMiller pro forma for the Transaction-related Divestitures except for the Ambev Business Exchange which is being ignored for immateriality reasons

SABMiller Shareholders	the holders of SABMiller Shares from time to time

SABMiller Shares	the ordinary shares of US$0.10 each in the capital of SABMiller

South Africa	the Republic of South Africa

Successor

(i) in respect of any legal entity, any entity (x) to which such person transfers all of its assets and (y) which is (and continues to be) directly or indirectly controlled solely or jointly (within the meaning of articles 5, 8 and 9 of the Belgian Companies Code) by the same entities

39 | 41

(or their Successors) or individuals (or any heirs of such individuals) that exercised directly or indirectly sole or joint control over, such shareholder immediately prior to such transfer; or (ii) in respect of any individual, any heir of that individual following his or her death or any individual to whom the assets of such individual are required to be transferred by virtue of applicable law

Takeover Law	the Belgian law of 1 April 2007 on public takeover bids

Takeover Royal Decree	the Belgian Royal Decree of 27 April 2007 on public takeover bids

Terminal Growth Rate	the constant rate at which the free cash flows of a company are expected to grow in perpetuity beyond the final year of the projection period

Transaction	the proposed business combination between SABMiller and AB InBev, to be effected by the Proposed Structure

Transaction-related Divestitures

the MillerCoors Divestiture, the CR Snow Divestiture, the European Divestitures, and the Ambev Business Exchange (it being understood that the analysis disregards the Ambev Business Exchange as the delta of the marginal impact on AB InBev’s minority leakage is not material)

Treasury Stock Method	the method assuming that the proceeds that a company receives from an in-the-money option exercise are used to repurchase common shares in the market

UK or United Kingdom	the United Kingdom of Great Britain and Northern Ireland

UK Court	the High Court of Justice in England and Wales

UK Scheme

the proposed scheme of arrangement under Part 26 of the UK Companies Act 2006 between SABMiller and UK Scheme Shareholders to implement the acquisition of SABMiller by Newbelco with or subject to any modification, addition or condition approved or imposed by the UK Court (and agreed to by AB InBev and SABMiller)

UK Scheme Court Meeting

the meeting (or meetings) of holders of UK Scheme Shares (or any class or classes thereof) convened pursuant to section 896 of the UK Companies Act 2006 to consider and, if thought fit, approve the UK Scheme, including any adjournment thereof

UK Scheme Document	the document to be dispatched to SABMiller Shareholders, including the particulars required by section 897 of the UK Companies Act 2006 and incorporating the notice of the SABMiller General Meeting

40 | 41

UK Scheme Record Time	the time and date specified as such in the UK Scheme

UK Scheme Shareholders	holders of UK Scheme Shares as at the UK Scheme Record Time

UK Scheme Shares	(a) the SABMiller Shares in issue at the date of the UK Scheme Document;

(b) any SABMiller Shares issued after the date of the UK Scheme Document and prior to the Voting Record Time; and

(c)

any SABMiller Shares issued at or after the Voting Record Time and at or prior to the UK Scheme Record Time on terms that the holder thereof shall be bound by the UK Scheme, or in respect of which the original or any subsequent holders thereof shall have agreed in writing to be bound by the UK Scheme, in each case remaining in issue at the UK Scheme Record Time, but excluding any SABMiller Shares held by SABMiller in treasury

US	the United States of America

Voting Record Time

6.30 p.m. London time on the day which is two days prior to the date of the UK Scheme Court Meeting or, if the UK Scheme Court Meeting is adjourned, 6.30 p.m. on the day which is two days before the date of such adjourned meeting

WACC

the Weighted Average Cost of Capital which is the average rate of return a company expects to compensate all its different investors (the weights being the fraction of each financing source in the company’s target capital structure)

41 | 41

Deloitte Bedrijfsrevisoren / Reviseurs d’Entreprises Berkenlaan 8b 1831 Diegem Belgium Tél. + 32 2 600 60 00 Fax + 32 2 600 60 01 www.deloitte.be

Anheuser-Busch

InBev SA/NV

Report of the statutory auditor on the

contemplated merger by absorption of

Anheuser-Busch InBev SA/NV by Newbelco

SA/NV

(Free Translation of the original in French/Dutch)

22 August 2016

Deloitte Bedrijfsrevisoren / Reviseurs d’Entreprises

Société civile sous forme d’une société coopérative à responsabilité limitée

Siège social: Berkenlaan 8b, B-1831 Diegem

TVA BE 0429.053.863 - RPM Bruxelles - IBAN BE 17 2300 0465 6121 - BIC GEBABEBB

Member of Deloitte Touche Tohmatsu Limited

TABLE OF CONTENTS

1. INTRODUCTION	3

2. IDENTIFICATION OF THE COMPANIES INVOLVED	4

2.1. NEWBELCO SA/NV (ABSORBING COMPANY)	4
2.2. ANHEUSER-BUSCH INBEV NV/SA (ABSORBED COMPANY)	5
2.3. DESCRIPTION OF THE NET ASSETS OF THE ABSORBING COMPANY AND THE ABSORBED COMPANY	6

3. IDENTIFICATION OF THE TRANSACTION	7

4. DESCRIPTION OF THE VALUATION METHODS	10

4.1. AB INBEV PRE-MERGER	10
4.1.1. Discounted Cash Flow Analysis	11
4.1.2. Selected Public Companies Analysis	11
4.2. NEWBELCO PRE-MERGER	12
4.3. NEWBELCO POST-MERGER	13
4.3.1. Discounted Cash Flow Analysis	13
4.3.2. Selected Public Companies Analysis	13
4.4. RANGES OF EXCHANGE RATIOS	14
4.4.1. AB InBev pre-merger versus Newbelco post-merger (AB InBev shareholder perspective)	14
4.4.2. Newbelco pre-merger versus Newbelco post-merger (NEWBELCO shareholder perspective)	15
4.4.3. Proposed exchange ratio	15

5. PROCEDURES PERFORMED	16

6. DETERMINATION OF THE EXCHANGE RATIO	17

7. EVENTS AFTER THE DATE OF VALUATION	17

8. CONCLUSIONS	18

Appendix 1:	Common draft terms of merger by the AB InBev Board and Newbelco Board as required by Article 693 of the Belgian Company Code

Appendix 2:	Special report by the AB InBev board of directors in accordance with Article 694 of the Belgian Companies Code

Appendix 3:	Glossary

Anheuser-Busch InBev SA/NV Report of the Statutory Auditor on the contemplated merger by absorption of Anheuser-Busch InBev SA/NV by Newbelco SA/NV (Free Translation of the original in French/Dutch)	2

1.	INTRODUCTION

In this report, terms with capital letters, if not defined, have the meaning as indicated in the attached glossary (Appendix 3).

In accordance with Article 695 of the Belgian Companies Code, we have been mandated, in our capacity as statutory auditor, by the board of directors of AB InBev (the “AB InBev Board”) to report on the common draft terms of the merger dated 1 August 2016 between AB InBev, the absorbed company, and Newbelco, the absorbing company (the “Merger Terms”).

The proposed merger between Newbelco and AB InBev will take place as part of the proposed business combination between SABMiller and AB InBev, as announced on 11 November 2015 by both parties, updated on 26 July 2016 and to be implemented through the Proposed Structure (the “Transaction”), which is expected to be completed at a date on or around 10 October 2016. The proposed merger is one element of the Transaction, which is subject to several conditions and will be performed in several steps. As a result, the merger and our report on the merger should be considered within the framework of the Transaction as further explained in this report.

The Merger Terms were filed on 2 August 2016 with the clerk’s office of the Commercial Court in Brussels.

The administrative and accounting organization of the companies involved in the contemplated merger has allowed us to conclude on the appropriateness of the financial information that was used as a basis for the valuations. The other financial information included in the Merger Terms has also been analysed by us.

The objective of our report is to provide the AB InBev Shareholders with information regarding the application of the valuation methods adopted by the AB InBev Board in determining the exchange ratio of shares as part of the merger process and whether, considering the circumstances, such methods are appropriate, not arbitrary and result in an exchange ratio which is relevant and reasonable. Consequently, we do not perform a valuation, and we do not express an opinion on the lawfulness and fairness of the merger transaction.

This report has been prepared exclusively for the use by the AB InBev Shareholders in the context of the Merger Terms as described above. It cannot be used for any other purpose.

Anheuser-Busch InBev SA/NV Report of the Statutory Auditor on the contemplated merger by absorption of Anheuser-Busch InBev SA/NV by Newbelco SA/NV (Free Translation of the original in French/Dutch)	3

2.	IDENTIFICATION OF THE COMPANIES INVOLVED

2.1.	Newbelco SA/NV (absorbing company)

The limited liability company Newbelco SA/NV was incorporated on 3 March 2016 by a deed executed before Mr. Peter Van Melkebeke, notary in Brussels. The incorporation act was published in the Belgian State Gazette on 8 March 2016 under the numbers 2016.03.08-0305365 and 2016.03.08-0305366.

The Company has its registered office at 1000 Brussel, Koningsstraat 97, 4th floor and is registered with the Crossroads Bank for Enterprises under number 0649.641.563.

Newbelco’s share capital at the date of this report amounts to 61,500.00 EUR, represented by 6,150,000 registered shares and without nominal value (the “Newbelco Incorporation Shares”).

Upon incorporation act, the shareholding structure is as follows:

Shareholder	Number of shares
SABMiller International BV	6,149,999
Phidias Management NV	1
Total	6,150,000

The corporate purpose of Newbelco is defined in its bylaws as follows:

“The company’s corporate purpose is:

a)  to produce and deal in all kinds of beers, drinks, foodstuffs and ancillary products, process and deal in all by-products and accessories, of whatsoever origin or form, of its industry and trade, and to design, construct or produce part or all of the facilities for the manufacture of the aforementioned products;

b)  to purchase, construct, convert, sell, let and sublet, lease, license and operate in any form whatsoever all real property and real property rights and all businesses, movable property and movable property rights connected with its activities;

c)  to acquire and manage participating interests and shares in companies or undertakings having a corporate purpose similar or related to, or likely to promote the attainment of, any of the foregoing corporate purposes, and in financial companies; to finance such companies or undertakings by means of loans, guarantees or in any other manner whatsoever; and to take part in the management of the aforesaid companies through membership of its board of directors or the like governing body; and

d)  to carry out all administrative, technical, commercial and financial work and studies for the account of undertakings in which it holds an interest or on behalf of third parties.

It may, within the scope of its corporate purpose, engage in all civil, commercial, industrial and financial transactions either within or outside Belgium.

It may take interests by way of asset contribution, merger, subscription, equity investment, financial support or otherwise in all undertakings, companies or associations having a corporate purpose similar or related to or likely to promote the furtherance of its corporate purpose.”

As noted above, the proposed merger between Newbelco and AB InBev will take place as part of the proposed Transaction. There are a number of legal steps in the Proposed Structure, including a capital increase through contribution in kind and cancellation of the Incorporation Shares. We refer to section 3 for a description of Newbelco’s share capital situation immediately prior to the proposed merger transaction.

Anheuser-Busch InBev SA/NV Report of the Statutory Auditor on the contemplated merger by absorption of Anheuser-Busch InBev SA/NV by Newbelco SA/NV (Free Translation of the original in French/Dutch)	4

2.2.	Anheuser-Busch InBev NV/SA (absorbed company)

AB InBev is a limited liability company incorporated in Belgium, with its registered address at Grand Place 1, 1000 Brussels, Belgium and administrative office at Brouwerijplein 1, 3000 Leuven, Belgium and registered with the Crossroads Bank for Enterprises under number 0417.497.106 (Brussels). AB InBev is a publicly traded company (Euronext: ABI) based in Leuven, Belgium, with American Depositary Receipts on the New York Stock Exchange (NYSE: BUD).

The corporate purpose of AB InBev is defined in its bylaws as follows:

“The company’s corporate purpose is:

a) to produce and deal in all kinds of beers, drinks, foodstuffs and ancillary products, process and deal in all by-products and accessories, of whatsoever origin or form, of its industry and trade, and to design, construct or produce part or all of the facilities for the manufacture of the aforementioned products;

b) to purchase, construct, convert, sell, let and sublet, lease, license and operate in any form whatsoever all real property and real property rights and all businesses, movable property and movable property rights connected with its activities;

c) to acquire and manage participating interests and shares in companies or undertakings having a corporate purpose similar or related to, or likely to promote the attainment of, any of the foregoing corporate purposes, and in financial companies; to finance such companies or undertakings by means of loans, guarantees or in any other manner whatsoever; and to take part in the management of the aforesaid companies through membership of its board of directors or the like governing body; and

d) to carry out all administrative, technical, commercial and financial work and studies for the account of undertakings in which it holds an interest or on behalf of third parties.

It may, within the scope of its corporate purpose, engage in all civil, commercial, industrial and financial transactions either within or outside Belgium.

It may take interests by way of asset contribution, merger, subscription, equity investment, financial support or otherwise in all undertakings, companies or associations having a corporate purpose similar or related to or likely to promote the furtherance of its corporate purpose.”

As at the date of this report, the share capital of AB InBev amounts to 1,238,608,344.12 EUR and is divided into 1,608,242,156 shares without nominal value held in registered or dematerialised form. All shares are freely transferable and fully paid up. AB InBev has only one class of shares.

Anheuser-Busch InBev SA/NV Report of the Statutory Auditor on the contemplated merger by absorption of Anheuser-Busch InBev SA/NV by Newbelco SA/NV (Free Translation of the original in French/Dutch)	5

As described in the Merger Terms, the major shareholders of AB InBev are as follows:

Major Shareholders	Number of shares
Stichting Anheuser-Busch InBev, a stichting incorporated under Dutch law	663,074,832
EPS Participations S.à.R.L., a company incorporated under Luxembourg law, affiliated to Eugénie Patri Sébastien (EPS) S.A., its parent company	130,257,459
Eugénie Patri Sébastien (EPS) S.A., a company incorporated under Luxembourg law, affiliated to the Stichting that it jointly controls with BRC S.à.R.L.	99,999
Rayvax Société d’Investissement S.A., a company incorporated under Belgian law	484,794
Fonds Voorzitter Verhelst SPRL, a company with a social purpose incorporated under Belgian law, affiliated to Fonds Verhelst SPRL with social purpose, that controls it	6,997,665
Fonds Baillet Latour SPRL, a company with a social purpose incorporated under Belgian law, affiliated to Stichting Fonds Baillet Latour under Dutch law, that controls it	5,485,415
BRC S.à.R.L., a company incorporated under Luxembourg law, affiliated to the Stichting that it jointly controls with Eugénie Patri Sébastien (EPS) S.A.	37,598,236
Sébastien Holding NV/SA, a company incorporated under Belgian law, affiliated to Rayvax Société d’Investissement S.A., its parent company	10
MHT Benefit Holding Company Ltd, a company incorporated under the law of the Bahamas, acting in concert with Marcel Herrmann Telles within the meaning of article 3, §2 of the Takeover Law	3,645,605
LTS Trading Company LLC, a company incorporated under Delaware law, acting in concert with Marcel Herrmann Telles, Jorge Paulo Lemann and Carlos Alberto Sicupira within the meaning of article 3, §2 of the Takeover Law	4,468

2.3.	Description of the net assets of the absorbing company and the absorbed company

A description of the assets and liabilities of AB InBev can be found in the consolidated balance sheet of AB InBev as at 31 December 2015, which is attached as Schedule 2 to the Merger report of the AB InBev Board in Appendix 2.

Given the fact that, upon completion of the Capital Increase, Newbelco’s sole asset will be its holding in SABMiller, a description of the assets and liabilities of Newbelco at the moment of the Belgian Merger can be derived from the consolidated balance sheet of SABMiller as at 31 March 2016, which is attached as Schedule 3 to the Merger report of the AB InBev Board in Appendix 2.

Anheuser-Busch InBev SA/NV Report of the Statutory Auditor on the contemplated merger by absorption of Anheuser-Busch InBev SA/NV by Newbelco SA/NV (Free Translation of the original in French/Dutch)	6

3.	IDENTIFICATION OF THE TRANSACTION

The proposed merger between Newbelco and AB InBev takes place in the framework of the proposed Transaction.

The Transaction is intended to be implemented in a 3-stage process, being:

1.	Step 1: A scheme of arrangement under Part 26 of the UK Companies Act 2006 (the “UK Scheme”);

2.	Step 2: A voluntary and conditional takeover bid in cash by AB InBev on all the Newbelco shares outstanding on the date of such bid pursurant to the Belgian Law of 1 April 2007 on takeover bids and the Belgian Royal Decree of 27 April 2007 on takeover bids (the “Belgian Offer”); and

3.	Step 3: A merger of AB InBev into Newbelco through a merger of absorption of AB InBev under the Belgian Companies Code, pursuant to which the AB InBev shareholders will become shareholders of Newbelco and Newbelco will be the surviving entity (the “Belgian Merger”). Step 3 is the subject of the Merger Terms and the objective of this report.

The following paragraphs describe each of the 3 steps in more detail.

Completion of the Transaction is subject to several conditions, including obtaining antitrust and other regulatory approvals, as well as the necessary shareholders and UK Court approvals as described in more detail in the Merger Terms.

Step 1: The UK Scheme

A UK scheme of arrangement is a statutory procedure in the United Kingdom that allows a company to reach a binding arrangement or compromise with its shareholders or creditors, under Part 26 of the UK Companies Act 2006.

Under the terms of the UK Scheme, each UK Scheme Shareholder will transfer its UK Scheme Shares to Newbelco in consideration for which each UK Scheme Shareholder will receive 100 Initial Newbelco Shares for each UK Scheme Share it owns, thereby becoming a Newbelco Shareholder.

To become effective, the UK Scheme requires approval at the UK Scheme Court Meeting, which is a meeting convened with the permission of the UK Court, from a majority in number of the holders of UK Scheme Shares (or any class of classes thereof) as at the Voting Record Time who are present and voting at the meeting, either in person or by proxy, and who represent not less than 75% in value of the UK Scheme Shares voted by them.

It is currently intended that the UK Scheme Court Meeting will be held on or around 28 September 2016. Implementation of the Transaction will also require the passing of the SABMiller Resolutions at the SABMiller General Meeting, which is expected to be held immediately after the UK Scheme Court Meeting.

Following the UK Scheme Court Meeting and the SABMiller General Meeting, the UK Scheme will need to be sanctioned by the UK Court. The UK Scheme Court Sanction Hearing is currently intended to be held on or around 4 October 2016.

The UK Scheme will only become effective once a copy of the UK Scheme Court Order is delivered to the UK Registrar of Companies. Upon the UK Scheme becoming effective, it will be binding on all UK Scheme Shareholders, irrespective of whether or not they attended or voted at the UK Scheme Court Meeting.

Following the UK Scheme becoming effective, the UK Scheme Shares will be legally transferred by the UK Scheme Shareholders to Newbelco, as part of the capital increase at Newbelco through the contribution in kind of all UK Scheme Shares (the “Capital Increase”), after which steps 2 and 3 will follow. The Capital Increase is currently expected to take place on or around 6 October 2016.

Anheuser-Busch InBev SA/NV Report of the Statutory Auditor on the contemplated merger by absorption of Anheuser-Busch InBev SA/NV by Newbelco SA/NV (Free Translation of the original in French/Dutch)	7

Cancellation of Newbelco Incorporation Shares

Under the terms of the UK Scheme, it is a condition to the UK Scheme becoming effective that Newbelco’s shareholders have approved the cancellation of all the Incorporation Shares. It is intended that Newbelco’s shareholders meeting will approve such cancellation at the same time as the decision to approve the contribution in kind. Such cancellation will have effect simultaneously with the completion of the Capital Increase.

As a result, after the Capital Increase and the cancellation of the Incorporation Shares, the UK Scheme Shareholders will be the only shareholders in Newbelco and will own all outstanding shares of Newbelco. The shareholders’ register of Newbelco will mirror the register of member of SABMiller at the UK Scheme Record Time, with the only difference being that, for each UK Scheme Share previously held, each UK Scheme Shareholder will instead own 100 Initial Newbelco Shares.

Elections for Cash Consideration or the partial Share Alternative

Under the terms of the UK Scheme, each UK Scheme Shareholder will (subject to limited exceptions in relation to Restricted Overseas Shareholders) have the option to elect, by completing a hard copy form of election or making an equivalent electronic election, for:

•	the Cash Consideration, i.e. cash proceeds in an amount of 45.00 GBP in respect of each UK Scheme Share it owns; or

•	the Partial Share Alternative, i.e. cash proceeds in an amount of 4.6588 GBP as well as 0.483969 Restricted Newbelco Shares in respect of each UK Scheme Share it owns.

UK Scheme Shareholders (other than Nominee Shareholders) will only be able to elect for the Cash Consideration or the Partial Share Alternative in respect of their entire holding of UK Scheme Shares and not part only. Nominee Shareholders who hold UK Scheme Shares on behalf of more than one Underlying Shareholder may, in respect of their aggregate holding of UK Scheme Shares, elect for a mixture of the Cash Consideration and the Partial Share Alternative, provided certain conditions are met.

UK Scheme Shareholders who do not validly elect for the Partial Share Alternative, do not make a valid Election or any Election at all shall be deemed to have elected for the Cash Consideration in respect of their entire holding of UK Scheme Shares, unless this would be inconsistent with any contractual undertaking given to AB InBev to elect for the Partial Share Alternative (unless determined otherwise by AB InBev).

The Partial Share Alternative is limited to a maximum of 326,000,000 Restricted Newbelco Shares and 3,138,153,064 GBP in cash, which will be available in respect of approximately 40.67% of SABMiller’s fully diluted share capital per 31 July 2016. To the extent that Elections for the Partial Share Alternative cannot be satisfied in full, they will be scaled back pro rata to the size of such Elections (or as near thereto as AB InBev in its absolute discretion considers practicable) and the UK Scheme Shareholders who have made such Elections will be deemed to have elected for Cash Consideration in respect of the balance of the UK Scheme Shares held by them.

AB InBev has received irrevocable undertakings from Altria and BEVCO, the largest shareholders in SABMiller, to elect for the Partial Share Alternative in respect of their entire beneficial holdings of 430,000,000 and 225,000,000 SABMiller Shares respectively, representing in aggregate approximately 39.54% of SABMiller’s fully diluted share capital per 31 July 2016. If Elections for the Partial Share Alternative are scaled back as described above, the Election made by Altria and the Election made by BEVCO (or any relevant Nominee Shareholder that makes an Election on their respective behalf) will be scaled back on the same basis as each other UK Scheme Shareholder.

Step 2: The Belgian Offer

After completion of the UK Scheme (including the capital increase through contribution in kind at Newbelco), AB InBev will make the Belgian Offer, a voluntary cash takeover offer pursuant to the Belgian Law of 1 April 2007 on takeover bids and the Belgian Royal Decree of 27 April 2007 on takeover bids for all of the Initial Newbelco Shares.

Anheuser-Busch InBev SA/NV Report of the Statutory Auditor on the contemplated merger by absorption of Anheuser-Busch InBev SA/NV by Newbelco SA/NV (Free Translation of the original in French/Dutch)	8

It is currently intended that the Belgian Offer will be made on the working day following the date on which the Capital Increase occurs, i.e. on or around 6 October 2016 or as soon as reasonably practicable thereafter.

The Belgian Offer is expected to be open for one day only. UK Scheme Shareholders will, however, have had the opportunity to make an Election for the Cash Consideration or the Partial Share Alternative (and withdraw or revise that Election) and instruct the UK Agent during the UK Scheme process accordingly (from the time the UK Scheme Document is dispatched or made available to them).

Elections for the Cash Consideration or the Partial Share Alternative will continue to be capable of being made (and withdrawn or revised) following the UK Scheme becoming effective and the Capital Increase until the end of the Acceptance Period.

Acceptances by the UK Scheme Shareholders in respect of the Belgian Offer will be made by the UK Agent acting on behalf of such shareholders on the basis of the Elections (or deemed Elections) made by such UK Scheme Shareholders

After closing of the Belgian Offer and the subsequent Reclassification and Consolidation, and pending completion of the Belgian Merger, the shareholders of Newbelco will be AB InBev and the holders of the Restricted Newbelco Shares (being the UK Scheme Shareholders who elected for the Partial Share Alternative). For illustrative purposes, should only Altria and BEVCO elect for the Partial Share Alternative and all other UK Scheme Shareholders for the Cash Consideration, AB InBev would own approximately 64.55% of all shares in Newbelco. If sufficient UK Scheme Shareholders elect for the Partial Share Alternative so that the maximum of 326,000,000 Restricted Newbelco Shares are held by UK Scheme Shareholders, AB InBev would own approximately 63.54% of all shares in Newbelco.

Step 3: The Belgian Merger

Following closing of the Belgian Offer, AB InBev will merge into Newbelco through a merger by absorption under the Belgian Companies Code, pursuant to which AB InBev Shareholders will become shareholders in Newbelco and Newbelco will be the surviving entity and the holding company of the Combined Group. The terms and conditions of the Belgian Merger are further detailed in the Merger Terms as required by Article 693 of the Belgian Company Code, included in Appendix 1 to this report.

In accordance with Article 694 of the Belgian Companies Code, a special report has been prepared by the AB InBev Board, dated 22 August 2016, which will be presented at the extraordinary general meeting to proceed with the merger between Newbelco and AB InBev. This special report is included in Appendix 2 to this report.

The Merger Terms propose to compensate the shareholders of AB InBev with new shares of Newbelco at the Effective Time. The Merger Terms of the AB InBev and Newbelco boards of directors specifies the following on this matter:

-	“Newbelco will automatically substitute AB InBev in all its rights and obligations and all assets and liabilities of AB InBev will be transferred to Newbelco under universal succession of title; such transfer will relate to all assets and rights held by AB InBev, including any real estate and intellectual rights the transfer of which will be enforceable towards third parties upon completion of the formalities required for the transmission of such rights;
-	the AB InBev Shareholders will become shareholders of Newbelco;
-	holders of AB InBev ADSs will become holders of Newbelco ADSs; and
-	AB InBev will cease to exist following its dissolution without liquidation.”

The extraordinary general meeting convened to decide on the Belgian Merger, is scheduled on 28 September 2016. The notarial deed regarding the Belgian Merger will be executed before Tim Carnewal, notary in Brussels or another notary of the Berquin office and is intended to take place on or around 10 October 2016.

Anheuser-Busch InBev SA/NV Report of the Statutory Auditor on the contemplated merger by absorption of Anheuser-Busch InBev SA/NV by Newbelco SA/NV (Free Translation of the original in French/Dutch)	9

4.	DESCRIPTION OF THE VALUATION METHODS

As mentioned in section 3, AB InBev, after the completion of the Belgian Offer, will hold approximately 64.55% of Newbelco Shares prior to the Belgian Merger (“AB InBev Pre-Merger”). Newbelco, after the completion of the UK Scheme, will have acquired all of the shares in SABMiller.

In order to determine the exchange ratio for the Belgian Merger, the AB InBev Board has considered the consequences of the Belgian Merger for both the AB InBev Shareholders and the Newbelco Shareholders. The AB InBev Board considered several generally accepted valuation methods of AB InBev Pre-Merger and Newbelco Pre-Merger and Post-Merger including (i) the discounted cash flow analysis based on projections with regard to the future performance of AB InBev including Ambev SA (owned for 62% by AB InBev), SABMiller and Newbelco and (ii) the selected public companies analysis. These are detailed below.

The analyses assume that 316,999,695 Restricted Newbelco Shares will be elected for by SABMiller Shareholders as Altria and BEVCO have each given irrevocable undertakings to elect for the Partial Share Alternative in respect of their entire beneficial holdings of 430,000,000 and 225,000,000 SABMiller Shares.

As described in section 3 and in the Merger Terms, the Transaction is subject to several conditions. It should be noted that the valuation methods applied and explained below are only relevant to the extent that the conditions summarized in section 3 are fulfilled at the date of the Merger.

4.1.	AB InBev Pre-Merger

The valuation of AB InBev Pre-Merger reflects the value of the equity of AB InBev following completion of the Belgian Offer. The enterprise value of AB InBev Pre-Merger is defined as the cumulative enterprise values of AB InBev (pre-Transaction) and SABMiller Retained.

The equity value of AB InBev Pre-Merger is obtained by (i) adding the value of the disposal proceeds net of estimated tax payments as well as the value of AB InBev’s associates and joint-ventures and (ii) deducting the following items from the combined enterprise value of AB InBev and SABMiller Retained:

-	AB InBev’s standalone net debt as of 30 June 2016;

-	AB InBev’s standalone pensions as of 30 June 2016;

-	AB InBev’s new acquisition debt;

-	the non-controlling interests in Ambev SA not held by AB InBev;

-	the non-controlling interests in SABMiller Retained’s controlled businesses not held (directly or indirectly) by SABMiller;

-	SABMiller’s rolled-over standalone net debt as of 31 March 2016 adjusted for the payment of the August 2016 dividend;

-	SABMiller’s stand-alone pensions as of 31 March 2016; and

-	the non-controlling interests in SABMiller Retained not held by AB InBev after completion of the Belgian Offer

The AB InBev Board notes that SABMiller Retained’s enterprise value and multiples are presented as “group multiples”, which means that they include the value of associates. On the other hand, AB InBev’s enterprise value and multiples are presented as “controlled multiples”, which means that they exclude the value of associates and joint-ventures given the non-significant amount of investments in associates and joint-ventures.

Anheuser-Busch InBev SA/NV Report of the Statutory Auditor on the contemplated merger by absorption of Anheuser-Busch InBev SA/NV by Newbelco SA/NV (Free Translation of the original in French/Dutch)	10

4.1.1.	DISCOUNTED CASH FLOW ANALYSIS

A discounted cash flow analysis aims at determining the enterprise value of a company by discounting the future free cash flows. From the enterprise value, the net financial debt and debt-like items are deducted and cash-like items are added to obtain the equity value. This valuation metric is strongly influenced by (i) the projections with regard to performance of the companies, (ii) the weighted average cost of capital used to discount the future cash flows and terminal values, and (iii) the terminal growth rate used to compute the terminal value.

The discounted cash flow analysis of AB InBev, SABMiller Retained and Ambev SA was performed by the AB InBev Board using information contained in public filings and internal business plans. AB InBev, Ambev SA and SABMiller Retained forecasts are based on AB InBev’s internal developed models and business plans, as approved by the AB InBev Board.

The discounted cash flow analysis was performed as of 17 August 2016.

In performing the discounted cash flow analysis, the AB InBev Board applied a range of discount rates of 7.19% - 7.69%, 8.73% - 9.23% and 9.49% - 9.99% for AB InBev, Ambev SA and SABMiller Retained, respectively to (i) after-tax unlevered free cash flows expected to be generated during the calendar years 2016 through 2024 and (ii) estimated terminal values using a range of terminal growth rates of 1.75% - 2.25%, 2.75% - 3.25% and 3.00% - 3.50% for AB InBev, Ambev SA and SABMiller Retained, respectively.

This discounted cash flow analysis resulted in a range of implied value of AB InBev Pre-Merger of approximately 87.46 EUR – 113.97 EUR per AB InBev Pre-Merger Share.

4.1.2.	SELECTED PUBLIC COMPANIES ANALYSIS

The selected public companies analysis aims at measuring the relative value of a company based on the market value of publicly trading peers.

This method applies the average enterprise value/EBITDA multiple 2016E of the selected peer group to AB InBev and SABMiller Retained’s 2016E EBITDA:

-	Enterprise value/EBITDA multiple: divide (i) the enterprise value (ii) by the EBITDA;

-	Apply this multiple to AB InBev and SABMiller Retained’s previously estimated 2016E EBITDA.

The selected public company analysis is focused on enterprise value/EBITDA multiples. The reference to sales multiples was disregarded for the purpose of this valuation as they do not take into account differences in profitability levels of the companies. Multiples based on operating income were also omitted due to the discrepancies in the amortization policies.

The AB InBev Board reviewed and compared certain financial information and commonly used valuation measurements for AB InBev and SABMiller Retained with corresponding financial information and valuation measurements for the following companies operating in the global consumer products industry:

-	Coca-Cola Co.;

-	Colgate-Palmolive Co;

-	Diageo Plc.;

-	Heineken N.V.;

-	Kraft Heinz Co.;

-	L’Oréal SA;

-	Mondelez International, Inc.;

Anheuser-Busch InBev SA/NV Report of the Statutory Auditor on the contemplated merger by absorption of Anheuser-Busch InBev SA/NV by Newbelco SA/NV (Free Translation of the original in French/Dutch)	11

-	Nestlé S.A.;

-	PepsiCo, Inc.;

-	Procter & Gamble Co.;

-	Reckitt Benckiser Group Plc.; and

-	Unilever Plc.

Although none of these selected companies are considered to be directly comparable to AB InBev and SABMiller Retained, the companies included were selected because they are publicly traded companies with financial and operating characteristics that, for the purposes of analysis, may be considered similar to those of AB InBev and SABMiller Retained. Accordingly, the analysis of publicly traded companies was not purely mathematical. Rather, it involved complex considerations and qualitative judgments concerning differences in financial and operating characteristics of the selected companies and other factors that could affect the public trading value of such companies.

The value of the non-controlling interests in Ambev SA not held by AB InBev and the non-controlling interests in SABMiller Retained’s controlled businesses not held (directly or indirectly) by SABMiller are also based on the selected public companies analysis methodology.

Based upon enterprise value/EBITDA multiples of the selected companies, ranges of estimated implied value per AB InBev Pre-Merger Share were calculated by applying relevant multiples of enterprise value to AB InBev, Ambev SA and SABMiller Retained’s 2016 estimated EBITDA

It resulted in ranges of implied value of approximately 69.47 EUR –88.68 EUR per AB InBev Pre-Merger Share.

4.2.	Newbelco Pre-Merger

Newbelco’s Pre-Merger valuation is based on the valuation of the UK Scheme Shares in the contribution in kind that will occur just prior to the Merger, considering that the UK Scheme Shares will represent all of Newbelco’s net assets at that time. The value at which the UK Scheme Shares will be contributed has been determined by the AB InBev Board at an amount in EUR by converting 75.4 billion GBP to EUR at the GBP to EUR Reference rate. For purposes of this valuation the AB InBev Board has considered a spot rate of 0.8664 as of 17 August 2016 resulting in a valuation of 87 billion EUR.

The value of 75.4 billion GBP is supported by the valuation exercise performed for purpose of the contribution in kind of the UK Scheme Shares. As further detailed in the report of the Newbelco Board on the contribution in kind, the contribution value was determined based on a blended value of the Cash Consideration and the Partial Share Alternative.

The Cash Consideration of 45 GBP has been valued based on the Belgian Offer price of 0.45 GBP per Initial Newbelco share. The value of the Partial Share Alternative is the result of a combination of discounted cash flow analysis and a selected public companies analysis which resulted in a calculated value in a range of 41.25 GBP – 51.41 GBP per Initial Newbelco share. The blended value of the Cash Consideration and the Partial Share Alternative, weighted by the number of SABMiller Shares that will be satisfied with the Cash Consideration and with the Partial Share Alternative, based on the assumptions in the introduction to section 4, is referred to as the “Blended Offer Price”. The resulting Blended Offer Price range is between 43.52 GBP and 47.53 GBP and has lead the Board to determine the value of the contribution in kind at 75.4 billion GBP.

The AB InBev Board has calculated an implied value per Newbelco Pre-Merger Share of 97.32 EUR by dividing the value of the contribution by the number of Initial Shares in Newbelco following consolidation and before the merger of 894,226,462. This number of shares results from the multiplication by 100 of SABMiller’s number of fully diluted shares outstanding of 1,656,404,007 pursuant to the UK Scheme and dividing this by the Consolidation Factor.

Anheuser-Busch InBev SA/NV Report of the Statutory Auditor on the contemplated merger by absorption of Anheuser-Busch InBev SA/NV by Newbelco SA/NV (Free Translation of the original in French/Dutch)	12

4.3.	Newbelco Post-Merger

The valuation of Newbelco Post-Merger reflects the value of the pro forma equity of Newbelco after completion of the Belgian Merger.

The equity value of Newbelco Post-Merger is obtained by (i) adding the value of the disposal proceeds net of estimated tax payments as well as the value of AB InBev’s associates and joint-ventures and (ii) deducting the following items from the enterprise value of Newbelco Post-Merger:

-	AB InBev’s standalone net debt as of 30 June 2016;

-	AB InBev’s standalone pensions as of 30 June 2016;

-	AB InBev’s new acquisition debt;

-	the non-controlling interests in Ambev SA not held by AB InBev;

-	the non-controlling interests in SABMiller Retained’s controlled businesses not held (directly or indirectly) by SABMiller;

-	SABMiller’s rolled-over standalone net debt as of 31 March 2016 adjusted for the payment of the August 2016 dividend; and

-	SABMiller’s standalone pensions as of 31 March 2016.

4.3.1.	DISCOUNTED CASH FLOW ANALYSIS

The discounted cash flow analysis of Newbelco, SABMiller Retained and Ambev SA was performed using information contained in public filings and internal business plans. Newbelco, Ambev SA and SABMiller Retained forecasts are based on AB InBev’s internal developed models and business plans, as approved by the AB InBev Board.

In performing the discounted cash flow analysis, the AB InBev Board applied a range of discount rates of 7.36% - 7.86%, 8.73% - 9.23% and 9.49% - 9.99% for Newbelco, Ambev and SABMiller Retained, respectively to (i) after-tax unlevered free cash flows expected to be generated during the calendar years 2016 through 2024 and (ii) estimated terminal values using a range of Terminal growth rates of 2.25% - 2.75%, 2.75% - 3.25% and 3.00% - 3.50% for Newbelco, Ambev and SABMiller Retained, respectively. The ranges of discount and terminal growth rates applied to Newbelco reflect the new geographic mix post Transaction.

This analysis resulted in a range of implied value of approximately 100.74 EUR – 130.88 EUR per Newbelco Post-Merger Share.

4.3.2.	SELECTED PUBLIC COMPANIES ANALYSIS

The AB InBev Board reviewed and compared certain financial information and commonly used valuation measurements for Newbelco Post-Merger with corresponding financial information and valuation measurements for companies with operations in the beer industry/ global operations in the food/beverage industry described. The companies used for this purpose and the reasons for which they were selected are the same as mentioned under section 4.1.2.

On this basis, the AB InBev Board calculated ranges of estimated implied value per Newbelco Post-Merger Share by applying relevant multiples of enterprise value to Newbelco, Ambev SA and SABMiller Retained’s 2016 estimated EBITDA.

It resulted in ranges of implied value of approximately 73.80 EUR – 92.08 EUR per Newbelco Post-Merger Share.

Anheuser-Busch InBev SA/NV Report of the Statutory Auditor on the contemplated merger by absorption of Anheuser-Busch InBev SA/NV by Newbelco SA/NV (Free Translation of the original in French/Dutch)	13

4.4.	Ranges of exchange ratios

Based on the valuation methods described above, the AB InBev Board obtained the following ranges of exchange ratios.

4.4.1.	AB INBEV PRE-MERGER VERSUS NEWBELCO POST-MERGER

(AB INBEV SHAREHOLDER PERSPECTIVE)

Discounted cash flow analysis:

-	The low-end of the exchange ratio range of 0.67x was obtained by dividing the lowest value per AB InBev Pre-Merger Share implied in the discounted cash flow analysis of 87.46 EUR by the highest value per Newbelco Post-Merger Share implied in the discounted cash flow analysis of 130.88 EUR; and

-	The high-end of the exchange ratio range of 1.13x was obtained by dividing the highest value per AB InBev Pre-Merger Share implied in the discounted cash flow analysis of 113.97 EUR by the lowest value per Newbelco Post-Merger Share implied in the discounted cash flow analysis of 100.74 EUR.

Selected public companies analysis:

-	The low-end of the exchange ratio range of 0.75x was obtained by dividing the lowest value per AB InBev Pre-Merger Share implied in the selected public companies analysis of 69.47 EUR by the highest value per Newbelco Post-Merger Share implied in the selected public companies analysis of 92.08 EUR; and

-	the high-end of the exchange ratio range of 1.20x was obtained by dividing the highest value per AB InBev Pre-Merger Share implied in the selected public companies analysis of 88.68 EUR by the lowest value per Newbelco Post-Merger Share implied in the selected public companies analysis of 73.80 EUR.

Relative weight of the different valuation methodologies:

The blended exchange ratios were obtained by applying an equal weight to the exchange ratios obtained in the relevant methodologies as described above in order to conclude on the valuation of the companies involved in the transaction and in the determination of the exchange ratio.

This resulted in an exchange ratio range between 0.71x and 1.17x when considering the value of AB-InBev Pre-Merger versus Newbelco Post-Merger.

Anheuser-Busch InBev SA/NV Report of the Statutory Auditor on the contemplated merger by absorption of Anheuser-Busch InBev SA/NV by Newbelco SA/NV (Free Translation of the original in French/Dutch)	14

4.4.2.	NEWBELCO PRE-MERGER VERSUS NEWBELCO POST-MERGER

(NEWBELCO SHAREHOLDER PERSPECTIVE)

Discounted cash flow analysis:

-	The low-end of the exchange ratio range of 0.74x was obtained by dividing the value per shares of Newbelco Pre-Merger of 97.32 EUR by the highest value per Newbelco Share (Post-Merger) implied in the discounted cash flow analysis of 130.88 EUR; and

-	the high-end of the exchange ratio range of 0.97x was obtained by dividing the value per shares of Newbelco Pre-Merger of 97.32 EUR by the lowest value per Newbelco Share (Post-Merger) implied in the discounted cash flow analysis of 100.74 EUR.

Selected public companies analysis:

-	The low-end of the exchange ratio range of 1.06x was obtained by dividing the value per shares of Newbelco Pre-Merger of 97.32 EUR by the highest value per Newbelco Share (Post-Merger) implied in the selected public companies analysis of 92.08 EUR; and

-	the high-end of the exchange ratio range of 1.32x was obtained by dividing the value per shares of Newbelco Pre-Merger of 97.32 EUR by the lowest value per Newbelco Share (Post-Merger) implied in the selected public companies analysis of 73.80 EUR.

Relative weight of the different valuation methodologies:

The blended exchange ratios were obtained by applying an equal weight to the exchange ratios obtained in the relevant methodologies as described above in order to conclude on the valuation of the companies involved in the transaction and in the determination of the exchange ratio.

This resulted in an exchange ratio range between 0.90x and 1.14x when considering the value of Newbelco Pre-Merger versus Newbelco Post-Merger.

4.4.3.	PROPOSED EXCHANGE RATIO

On the basis of the range of exchange ratios obtained, the boards of directors of AB InBev and Newbelco consider that an exchange ratio of one Newbelco Ordinary Share for one AB InBev Share in the context of the Belgian Merger is reasonable. This means that Newbelco will be issuing 1,608,242,156 Ordinary Shares in the Belgian Merger, being the number of AB InBev Shares prior to the Belgian Merger.

As described in section 3 and in the Merger Terms, the Transaction is subject to several conditions. It should be noted that the valuation methods applied and explained below are only relevant to the extent that the conditions summarized in section 3 are fulfilled at the date of the Merger.

The Belgian Merger will result in (i) a capital increase of Newbelco by an amount of 1,238,608,344.12 EUR and (ii) the recordation by Newbelco of an amount of 13,186,369,502.01 EUR as share premium, being the amounts of share capital and share premium of AB InBev prior to the Belgian Merger.

Anheuser-Busch InBev SA/NV Report of the Statutory Auditor on the contemplated merger by absorption of Anheuser-Busch InBev SA/NV by Newbelco SA/NV (Free Translation of the original in French/Dutch)	15

5.	PROCEDURES PERFORMED

Our procedures were performed in accordance with the relevant standards applicable in Belgium, as issued by the “Institut des Réviseurs d’Entreprises/Instituut van de Bedrijfsrevisoren”.

Within the framework of our assignment we have relied on the reports of the AB InBev Board and the Newbelco Board, prepared in accordance with the Belgian Companies Code article 693 and 694, dated 22 August 2016. We also relied on our ongoing audit work on the annual accounts of Newbelco for the year ending 31 December 2016. In addition, we relied on our ongoing audit work on the annual accounts of AB InBev for the year ending 31 December 2016, as well as our limited review procedures on the interim information of AB InBev group (consolidated) for the quarters ended 31 March 2016 and 30 June 2016.

We gave particular attention to the appropriateness of the valuation methods used by the AB InBev Board, taking into account the context of the Transaction, the shareholder structure and the activities of the companies, in order to conclude whether such valuation methods are appropriate and not arbitrary. In assessing the valuation methods used by the AB InBev Board we have involved valuation experts. In performing our procedures we have not performed a valuation of the companies involved in the transaction.

As is typically the case in similar transactions, none of the valuation methods retained is based on historical financial statements, therefore, no specific procedures were required relating to historical financial statements of both companies.

Under the given circumstances, we believe that the methods used for the valuation of the companies and the determination of the exchange ratio are economically justified, are appropriate in the present case and are properly applied.

Anheuser-Busch InBev SA/NV Report of the Statutory Auditor on the contemplated merger by absorption of Anheuser-Busch InBev SA/NV by Newbelco SA/NV (Free Translation of the original in French/Dutch)	16

6.	DETERMINATION OF THE EXCHANGE RATIO

As specified in the Merger Terms, the merger of the two companies will take place through the issue of new ordinary shares of Newbelco. These new shares are intended to compensate the shares of the acquired company AB InBev held by existing AB InBev Shareholders.

In the context of the Belgian Merger, it is proposed that one New Ordinary Share will be issued to the AB InBev Shareholders in exchange for one AB InBev Share, without any additional cash compensation.

7.	EVENTS AFTER THE DATE OF VALUATION

No subsequent events that would have a material impact on the proposed exchange ratio have been identified between the date of the determination of the exchange ratio, being 17 August 2016 and the date of this report.

Anheuser-Busch InBev SA/NV Report of the Statutory Auditor on the contemplated merger by absorption of Anheuser-Busch InBev SA/NV by Newbelco SA/NV (Free Translation of the original in French/Dutch)	17

8.	CONCLUSIONS

Based on the procedures performed in accordance with the standards of the “Instituut van Bedrijfsrevisoren/Institut des Réviseurs d’entreprises” related to mergers, we conclude that:

●	The exchange ratio whereby one new ordinary share of Newbelco will be issued to the shareholders of AB InBev in exchange for one share in AB InBev is relevant and reasonable.

●	The valuation methods applied by the board of directors of AB InBev and Newbelco to determine the value of AB InBev and Newbelco are relevant and reasonable.

We would like to point out that the Transaction and therefore the contemplated merger by absorption is subject to several conditions which are still outstanding at the date of this report. These conditions include (i) obtaining regulatory clearances approvals from applicable antitrust or competition law authorities, (ii) the UK Scheme becoming effective following the approval of the shareholders of SABMiller plc. and the sanctioning by the UK Court, (iii) the passing of various resolutions at the AB InBev General Meeting, the UK Scheme Court Meeting, the Newbelco General Meeting and the SABMiller General Meeting. Section 3 of the Merger Terms, as attached in Appendix 1 provides more details on these conditions. The valuation methods and the determination of the exchange ratio, as reflected in section 4 and 6 of this report, are only relevant to the extent that the conditions summarized above have been fulfilled.

Finally, we remind you that our mission does not include expressing an opinion on the lawfulness and fairness of the transaction.

Diegem, 22 August 2016

The Statutory Auditor

/s/ Joel Brehmen
DELOITTE Bedrijfsrevisoren / Reviseurs d’Entreprises
BV o.v.v.e. CVBA / SC s.f.d. SCRL
Represented by Joel Brehmen

Anheuser-Busch InBev SA/NV Report of the Statutory Auditor on the contemplated merger by absorption of Anheuser-Busch InBev SA/NV by Newbelco SA/NV (Free Translation of the original in French/Dutch)	18

Appendix 1

Common draft terms of merger by the AB InBev Board and Newbelco Board as required by Article 693 of the Belgian Company Code

[please see separate document]

Anheuser-Busch InBev SA/NV Report of the Statutory Auditor on the contemplated merger by absorption of Anheuser-Busch InBev SA/NV by Newbelco SA/NV (Free Translation of the original in French/Dutch)	19

Appendix 2

Special report by the AB InBev board of directors in accordance with Article 694 of the Belgian Company Code

[please see separate document]

Anheuser-Busch InBev SA/NV Report of the Statutory Auditor on the contemplated merger by absorption of Anheuser-Busch InBev SA/NV by Newbelco SA/NV (Free Translation of the original in French/Dutch)	20

Appendix 3
Glossary

Capitalized terms used in this report shall have the meaning set out below:

2016E EBITDA	estimated EBITDA for the 2016 calendar year

AB InBev	Anheuser-Busch InBev SA/NV, a limited liability company (société anonyme / naamloze vennootschap) incorporated in Belgium, with its registered address at Grand’Place/Grote Markt 1, 1000 Brussels, Belgium and administrative office at Brouwerijplein 1, 3000 Leuven, Belgium and registered with the Crossroads Bank of Enterprises under number 0417.497.106 RPM/RPR (Brussels)

AB InBev Board	the board of directors of AB InBev

AB InBev Pre-Merger	AB InBev following closing of the Belgian Offer, but prior to the Belgian Merger

AB InBev Shareholders	holders of AB InBev Shares and/or AB InBev ADSs from time to time

Acceptance Period	the acceptance period to be indicated in the Belgian Offer prospectus

ADS	American Depositary Share

Altria	Altria Group, Inc.

Ambev Business Exchange	the transfer of SABMiller’s Panamanian business from AB InBev to Ambev, and the transfer of Ambev’s business in Colombia, Peru and Ecuador to AB InBev

Belgian Companies Code	the Belgian law of 7 May 1999, setting out the Companies Code, as amended from time to time

Belgian Merger	the merger of AB InBev into Newbelco through a merger by absorption of AB InBev under the Belgian Companies Code, pursuant to which the AB InBev Shareholders will become Newbelco Shareholders and Newbelco will be the surviving entity and the holding company for the Combined Group

Belgian Offer	the voluntary cash takeover offer to be made by AB InBev for all of the Initial Newbelco Shares pursuant to the

Anheuser-Busch InBev SA/NV Report of the Statutory Auditor on the contemplated merger by absorption of Anheuser-Busch InBev SA/NV by Newbelco SA/NV (Free Translation of the original in French/Dutch)	21

Takeover Law and the Takeover Royal Decree

BEVCO	BEVCO Ltd.

Capital Increase	the capital increase of Newbelco against the contribution in kind by the UK Scheme Shareholders of their UK Scheme Shares and the issue of Initial Newbelco Shares to such UK Scheme Shareholders in exchange for such contribution to be approved by the Newbelco General Meeting in connection with the implementation of the UK Scheme

Cash Consideration	the cash proceeds to be received by the UK Scheme Shareholders who do not elect (or are deemed not to elect) for the Partial Share Alternative under and subject to the terms of the Transaction

Combined Group	the enlarged group following the Transaction, comprising the AB InBev Group, the SABMiller Group and Newbelco

CR Snow Divestiture	the sale of SABMiller’s 49% interest in CR Snow to China Resources Beer (Holdings) Co. Ltd.

EBITDA	Profit from operations plus depreciation, amortisation and impairment, normalised to exclude exceptional items

Effective Time	the time and date at which the UK Scheme becomes effective in accordance with its terms

Election	an election made for the Cash Consideration or the Partial Share Alternative, including both an Electronic Election and an election made by the Form of Election, and (where the context so requires) an election deemed to have been made pursuant to the terms of the UK Scheme

Equity Value	the value determined as the product of the share price and the diluted number of shares outstanding at the relevant time

European Divestitures

the following divestitures:

-    the sale of SABMiller’s Peroni, Grolsch and Meantime brand families and their associated businesses in Italy, the Netherlands, the UK and internationally, to Asahi; and

-    the envisaged sale of the entirety of assets of SABMiller in Central and Eastern Europe (Hungary, Romania, Czech Republic, Slovakia and Poland)

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GBP – EUR Reference Rate	the European Central Bank’s euro foreign exchange reference rate GBP – EUR which will be published on the European Central Bank’s website at around 16:00 CET on the business day prior to the date on which the Capital Increase will be effective

Incorporation Shares	the 6,150,000 registered shares without nominal value issued by Newbelco on 3 March 2016 and outstanding as at the date of this Report, which will be cancelled with effect simultaneously with the completion of the Capital Increase

Initial Newbelco Shares	the ordinary shares in the capital of Newbelco to be issued to UK Scheme Shareholders pursuant to the terms of the UK Scheme

MillerCoors Divestiture	the sale of SABMiller’s interest in MillerCoors and SABMiller’s portfolio of Miller brands outside the U.S. to Molson Coors

Merger Terms	the common draft terms of merger dated 1 August 2016 as prepared by the respective boards of directors of AB InBev and Newbelco in relation to the Belgian Merger in accordance with Article 693 of the Belgian Companies Code

Newbelco	Newbelco SA/NV, a limited liability company (société anonyme / naamloze vennootschap) incorporated in Belgium, with its registered address at Rue Royale/Koningsstraat 97, 4th floor, 1000 Brussels, Belgium and registered with the Crossroads Bank of Enterprises under number 0649.641.563 RPM/RPR (Brussels)

Newbelco Board	the board of directors of Newbelco

Newbelco General Meeting	the general meeting of the Newbelco Shareholders (and any adjournment thereof) to be convened in connection with the Transaction for the purpose of considering, and, if thought fit, approving, the Newbelco Resolutions

Newbelco Pre-Merger	Newbelco following the Capital Increase and completion of the Reclassification and Consolidation, but prior to the Belgian Merger

Newbelco Post-Merger	Newbelco immediately following Completion

Newbelco Resolutions	any resolutions to be taken by the Newbelco General Meeting (composed at the moment such resolutions are

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adopted of the holders of the Incorporation Shares) as are necessary or useful to approve, implement and effect (i) the Capital Increase; (ii) the Belgian Merger; (iii) the adoption of new articles of association of Newbelco with effect from completion of the Belgian Offer; (iv) the appointment of new board members of Newbelco nominated by AB InBev with effect from completion of the Belgian Offer; (v) the cancellation of the Newbelco Shares held by the incorporators of Newbelco; and (vi) any other step of the Transaction

Newbelco Shares	the Incorporation Shares, the Initial Newbelco Shares, the Restricted Newbelco Shares or the New Ordinary Shares, as applicable

Newbelco Shareholders	holders of Newbelco Shares and/or Newbelco ADSs from time to time

New Ordinary Shares	the ordinary shares in Newbelco (i) resulting from the consolidation of the Initial Newbelco Shares acquired by AB InBev in the context of the Belgian Offer, (ii) to be issued to AB InBev Shareholders pursuant to the Belgian Merger upon Completion, and (iii) to be issued from time to time following Completion and into which the Restricted Newbelco Shares can be converted in accordance with their terms

Nominee Shareholders	a UK Scheme Shareholder that holds UK Scheme Shares in a business or professional capacity for and on behalf of one or more persons

Partial Share Alternative	the alternative whereby UK Scheme Shareholders (other than Restricted Overseas Shareholders) may elect to receive Restricted Newbelco Shares and cash instead of the Cash Consideration under and subject to the terms of the Transaction

Proposed Structure	the proposed structure of the Transaction, as set out in section 2 of the Merger Terms

Reclassification and Consolidation

(a)    the automatic reclassification and consolidation of any Initial Newbelco Shares which are retained after closing of the Belgian Offer by UK Scheme Shareholders who validly elected (or are deemed to have elected) for the Partial Share Alternative on the basis of one Restricted Newbelco Share for every 185.233168056448 Initial Newbelco Shares held (rounded down to the nearest whole number of Restricted Newbelco Shares) and;

Anheuser-Busch InBev SA/NV Report of the Statutory Auditor on the contemplated merger by absorption of Anheuser-Busch InBev SA/NV by Newbelco SA/NV (Free Translation of the original in French/Dutch)	24

(b)    the automatic consolidation of any Initial Newbelco Shares which are acquired by AB InBev in the context of the Belgian Offer on the basis of one New Ordinary Share for every 185.233168056448 Initial Newbelco Shares held (rounded down to the nearest whole number of New Ordinary Shares), in each case, upon the passing of the notarial deed acknowledging the completion of the Belgian Offer.

Restricted Newbelco Shares	restricted shares in the capital of Newbelco, which will come into existence as a result of the Reclassification and Consolidation

Restricted Overseas Shareholders	a UK Scheme Shareholder whom AB InBev requires SABMiller to treat as a Restricted Overseas Shareholder pursuant to the terms of the UK Scheme

SABMiller	SABMiller plc, a public limited company incorporated in England and Wales with its registered address at SABMiller House, Church Street West, Woking, Surrey GU21 6HS and company number 03528416

SABMiller General Meeting	the general meeting of SABMiller Shareholders (and any adjournment thereof) to be convened in connection with the Transaction for the purpose of considering and, if thought fit, approving, the SABMiller Resolutions

SABMiller Group	SABMiller and the group of companies owned and/or controlled by SABMiller

SABMiller Retained	entity which parameter represents SABMiller pro forma for the Transaction-related Divestitures except for the Ambev Business Exchange which is being ignored for immateriality reasons

SABMiller Resolutions	such shareholder resolutions of SABMiller as are necessary to approve, implement and effect the UK Scheme, the Belgian Merger, changes to SABMiller’s articles of association, and the buy-back of the deferred shares of £1 each in the capital of SABMiller

SABMiller Shareholders	the holders of SABMiller Shares from time to time

SABMiller Shares	the ordinary shares of US$0.10 each in the capital of

Anheuser-Busch InBev SA/NV Report of the Statutory Auditor on the contemplated merger by absorption of Anheuser-Busch InBev SA/NV by Newbelco SA/NV (Free Translation of the original in French/Dutch)	25

SABMiller

Terminal Growth Rate	the constant rate at which the free cash flows of a company are expected to grow in perpetuity beyond the final year of the projection period

Transaction	the proposed business combination between SABMiller and AB InBev, to be effected by the Proposed Structure

Transaction-related Divestitures	the MillerCoors Divestiture, the CR Snow Divestiture, the European Divestitures, and the Ambev Business Exchange (it being understood that the analysis disregards the Ambev Business Exchange as the delta of the marginal impact on AB InBev’s minority leakage is not material)

Treasury Stock Method	the method assuming that the proceeds that a company receives from an in-the-money option exercise are used to repurchase common shares in the market

UK Agent	a third party agreed by SABMiller and AB InBev, being the agent irrevocably appointed by the UK Scheme Shareholders pursuant to the UK Scheme

UK Court	the High Court of Justice in England and Wales

UK Registrar of Companies	the Registrar of Companies in England and Wales

UK Scheme	the proposed scheme of arrangement under Part 26 of the UK Companies Act 2006 between SABMiller and UK Scheme Shareholders to implement the acquisition of SABMiller by Newbelco with or subject to any modification, addition or condition approved or imposed by the UK Court (and agreed to by AB InBev and SABMiller)

UK Scheme Court Meeting	the meeting of holders of UK Scheme Shares convened pursuant to section 896 of the UK companies Act 2006 to consider and, if thought fit, approve the UK Scheme, including any adjournment thereof

UK Scheme Court Order	the order of the UK Court sanctioning the UK Scheme pursuant to section 899 of the Companies Act

UK Scheme Document	the document to be dispatched to SABMiller Shareholders, including the particulars required by section 897 of the UK Companies Act 2006 and incorporating the notice of the

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SABMiller General Meeting

UK Scheme Record Time	the time and date specified as such in the UK Scheme

UK Scheme Shareholders	holders of UK Scheme Shares as at the UK Scheme Record Time

UK Scheme Shares

(a)    the SABMiller Shares in issue at the date of the UK Scheme Document;

(b)    any SABMiller Shares issued after the date of the UK Scheme Document and prior to the Voting Record Time; and

(c)    any SABMiller Shares issued at or after the Voting Record Time and at or prior to the UK Scheme Record Time on terms that the holder thereof shall be bound by the UK Scheme, or in respect of which the original or any subsequent holders thereof shall have agreed in writing to be bound by the UK Scheme, in each case remaining in issue at the UK Scheme Record Time, but excluding any SABMiller Shares held by SABMiller in treasury

UK Share Register	the register of members within the meaning of section 113 of the UK Companies Act 2006 of SABMiller kept and maintained on behalf of SABMiller by Equiniti Limited

Underlying Shareholders

(a)  in respect of UK Scheme Shares held outside of the STRATE system by a Nominee Shareholder, the person on whose behalf the Nominee Shareholder is holding such UK Scheme Shares; and

(b)    in respect of UK Scheme Shares held in the STRATE system, the person on whose behalf the relevant CSDP is holding such UK Scheme Shares,

in each case irrespective of whether or not such person holds or may hold the beneficial interest in the relevant UK Scheme Shares

Voting Record Time	6.30 p.m. London time on the day which is two days prior to the date of the UK Scheme Court Meeting or, if the UK Scheme Court Meeting is adjourned, 6.30 p.m. on the day which is two days before the date of such adjourned meeting

WACC	the Weighted Average Cost of Capital which is the average rate of return a company expects to compensate all its different investors (the weights being the fraction of each

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financing source in the company’s target capital structure

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